                                                Filed Pursuant to Rule 424(b)(2)
                                                  Registration Nos. 333-62056
                                                                    333-62056-01

             Prospectus Supplement to Prospectus dated July 3, 2001

                           12,000,000 CAPITAL SECURITIES

                          ENERGY EAST CAPITAL TRUST I

                           8 1/4% CAPITAL SECURITIES
                                 --------------

                 (Liquidation Amount $25 Per Capital Security)
         Fully and Unconditionally Guaranteed, as described herein, by
                            ENERGY EAST CORPORATION
                               -----------------

Each 8 1/4% Capital Security will have a stated liquidation amount of $25 and will represent an undivided beneficial interest in the assets of Energy East Capital Trust I. Distributions on the 8 1/4% Capital Securities will be payable quarterly, beginning on October 31, 2001, at the rate of 8 1/4% of the stated liquidation amount per year, or $2.06 per 8 1/4% Capital Security.

Energy East Corporation will guarantee the payments of the distributions on the 8 1/4% Capital Securities to the extent described in this prospectus supplement and the accompanying prospectus.

The assets of the Trust will consist solely of Energy East's 8 1/4% junior subordinated debt securities maturing on July 31, 2031. Energy East will pay interest on the 8 1/4% junior debt at the rate of 8 1/4% per year on January 31, April 30, July 31 and October 31 of each year, beginning on
October 31, 2001, except that it may defer interest payments as described in this prospectus supplement. Any deferred interest payments will bear additional interest at 8 1/4% per year, to the extent legally permitted. If Energy East defers interest payments on the 8 1/4% junior debt, the Trust will not have funds to make distribution payments on the 8 1/4% Capital Securities during the deferral period.

Energy East may redeem the 8 1/4% junior debt in whole or in part at any time on or after July 24, 2006, and at other times described in this prospectus supplement. The redemption price will be equal to the unpaid principal amount of the 8 1/4% junior debt being redeemed, plus any accrued and unpaid interest. If the 8 1/4% junior debt is redeemed, the Trust will redeem a like amount of 8 1/4% Capital Securities and trust common securities proportionately based on the aggregate liquidation amounts of each class.

An application will be made to list the 8 1/4% Capital Securities on the New York Stock Exchange. If approved, Energy East expects trading on that exchange will commence within 30 days after the 8 1/4% Capital Securities are first issued.
                            ------------------------

INVESTMENT IN THE 8 1/4% CAPITAL SECURITIES INVOLVES RISKS. YOU SHOULD READ CAREFULLY THE ENTIRE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT, INCLUDING THE SECTION ENTITLED "RISK FACTORS" THAT BEGINS ON PAGE S-7 OF THIS PROSPECTUS SUPPLEMENT, WHICH DESCRIBES SOME OF THESE RISKS.
                            ------------------------

                                                                PER
                                                              SECURITY      TOTAL
                                                              --------      -----
Public offering price(1)....................................       $25   $300,000,000
Underwriting commissions to be paid by Energy East..........   $0.7875     $9,450,000
Proceeds, before expenses, to Energy East Capital Trust I...       $25   $300,000,000

------------------------------
(1) Plus accrued distributions from July 24, 2001, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters may also purchase up to an additional 1,800,000 8 1/4% Capital Securities from Energy East Capital Trust I at the public offering price within 30 days from the date of this prospectus supplement to cover over-allotments, and Energy East will pay additional underwriting commissions to the underwriters.

The 8 1/4% Capital Securities will be ready for delivery in book-entry form only through The Depository Trust Company on or about July 24, 2001.
                            ------------------------

                          Joint Book-Running Managers

MORGAN STANLEY                                                       UBS WARBURG
                                  -----------

A.G. EDWARDS & SONS, INC.
                            MERRILL LYNCH & CO.
                                                   SALOMON SMITH BARNEY

            The date of this prospectus supplement is July 17, 2001.

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                              --------
SUMMARY.....................................................     S-3
RISK FACTORS................................................     S-7
SELECTED FINANCIAL DATA AND CAPITALIZATION..................     S-9
USE OF PROCEEDS.............................................    S-10
PRO FORMA FINANCIAL INFORMATION.............................    S-10
DESCRIPTION OF 8 1/4% CAPITAL SECURITIES....................    S-18
DESCRIPTION OF 8 1/4% JUNIOR SUBORDINATED DEBT SECURITIES...    S-23
DESCRIPTION OF THE GUARANTEE................................    S-27
AGREEMENT AS TO EXPENSES AND LIABILITIES....................    S-28
BOOK-ENTRY PROCEDURES AND SETTLEMENT........................    S-28
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.......    S-30
ERISA CONSIDERATIONS........................................    S-33
UNDERWRITING................................................    S-36
LEGAL MATTERS...............................................    S-38

                              PROSPECTUS

ABOUT THIS PROSPECTUS.......................................       3
WHERE YOU CAN FIND MORE INFORMATION.........................       3
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...       5
ENERGY EAST CORPORATION.....................................       6
RECENT DEVELOPMENTS.........................................       7
THE TRUSTS..................................................       7
USE OF PROCEEDS.............................................       8
RATIO OF EARNINGS TO FIXED CHARGES..........................       8
DESCRIPTION OF SECURITIES...................................       9
  Description of Senior Debt Securities.....................       9
  Description of Junior Subordinated Debt Securities........      17
  Description of Trust Preferred Securities.................      27
  Description of the Guarantees.............................      36
  Agreement as to Expenses and Liabilities..................      39
  Relationship Among the Trust Preferred Securities, the
    Guarantees and the Junior Subordinated Debt Securities
    held by the Trusts......................................      39
  Accounting Treatment......................................      40
PLAN OF DISTRIBUTION........................................      40
EXPERTS.....................................................      41
LEGAL MATTERS...............................................      41

                                    SUMMARY

    THE FOLLOWING INFORMATION SUPPLEMENTS, AND SHOULD BE READ TOGETHER WITH, THE INFORMATION CONTAINED IN THE ACCOMPANYING PROSPECTUS. THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS TO HELP YOU UNDERSTAND THE 8 1/4% CAPITAL SECURITIES. YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AS WELL AS THE DOCUMENTS THAT HAVE BEEN INCORPORATED INTO THE PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION. IN THIS PROSPECTUS SUPPLEMENT, REFERENCES TO "WE," "US," "OUR" AND "ENERGY EAST" MEAN ENERGY EAST CORPORATION AND REFERENCES TO THE "TRUST" MEAN ENERGY EAST CAPITAL TRUST I.

ENERGY EAST CORPORATION

    We are a New York public utility holding company organized in 1997. We are a super-regional energy services and delivery company with operations in New York, Connecticut, Massachusetts, Maine, New Hampshire and New Jersey and corporate offices in New York and Maine. On February 8, 2000, we completed our merger with Connecticut Energy Corporation, which is a holding company primarily engaged in the retail distribution of natural gas in Connecticut through its wholly-owned subsidiary, The Southern Connecticut Gas Company. On September 1, 2000, we completed our mergers with CMP Group, Inc., CTG Resources, Inc. and Berkshire Energy Resources. CMP Group is a holding company and its principal operating subsidiary, Central Maine Power Company, is primarily engaged in transmitting and distributing electricity generated by others to retail customers in Maine. CTG Resources, also a holding company, is the parent company of Connecticut Natural Gas Corporation, a regulated natural gas distribution company in Connecticut. Berkshire Energy is a holding company and the parent company of The Berkshire Gas Company, a regulated local natural gas distribution company that operates in western Massachusetts.

    Our principal energy delivery business is transmitting and distributing electricity in New York and Maine and transporting, storing and distributing natural gas in New York, Connecticut, Maine, Massachusetts and New Hampshire. We also generate electricity from our share of a nuclear plant and our several hydroelectric stations and serve approximately 1.4 million electricity customers and 600,000 natural gas customers. Our service territories reflect diversified economies, including high-tech firms, insurance, light industry, pulp and paper industry, ship building, colleges and universities, agriculture and fishing and recreational facilities. No customer accounts for 1% or more of either electric or natural gas revenues.

    Our address is P.O. Box 12904, Albany, New York 12212-2904 and our telephone number is (518) 434-3049.

RECENT DEVELOPMENTS

    We entered into an agreement to acquire RGS Energy Group during the first quarter of 2001. After completion of the RGS Energy transaction, RGS Energy will become our wholly-owned subsidiary. We expect that transaction to be completed in the first quarter of 2002. In that transaction, 45% of the common stock of RGS Energy will be converted into our common stock with a value of $39.50 per RGS Energy share, and 55% will be converted into $39.50 in cash per RGS Energy share, subject to restrictions on the minimum and maximum number of our shares to be issued. RGS Energy shareholders will be able to specify the percentage of the consideration they wish to receive in stock and in cash, subject to proration. The RGS Energy transaction has an equity market value of approximately $1.4 billion and we will assume approximately $1 billion of RGS Energy's long-term debt. On June 15, 2001, the shareholders of RGS Energy approved that transaction and our shareholders approved the issuance of our common stock to the RGS Energy shareholders. Substantially all of the necessary regulatory filings in connection with the RGS Energy transaction have been made.

    New York State legislation in 2000 included major changes to the taxation of electric and natural gas companies. Those changes included, among others, the repeal of certain gross receipts taxes and the imposition of a net income tax. On June 28, 2001, the New York State Public Service Commission issued an order concerning the ratemaking treatment related to the implementation of those tax changes. The order placed certain limits on the recovery of state income taxes but authorized New York State Electric & Gas Corporation, our subsidiary, to petition for recovery of such taxes. NYSEG plans to file a petition for recovery of all costs associated with the tax law changes consistent with its electric rate and restructuring agreement.

ENERGY EAST CAPITAL TRUST I

    The Trust is a statutory business trust created under Delaware law. The trust agreement for the Trust will be amended and restated substantially in the form filed as an exhibit to the registration statement relating to this prospectus supplement, effective when the Trust initially issues the 8 1/4% Capital Securities. The Trust exists for the exclusive purposes of:

    - issuing and selling its trust common securities to us and 8 1/4% Capital Securities to the public, which together represent undivided beneficial interests in the assets of the Trust;

    - using the gross proceeds from that sale to acquire our 8 1/4% junior subordinated debt securities;

    - making quarterly distributions to the holders of the 8 1/4% Capital Securities; and

    - engaging in only those other activities necessary, advisable or incidental to the above purposes (for example, registering the transfer of 8 1/4% Capital Securities).

    Our 8 1/4% junior subordinated debt securities will constitute all of the assets of the Trust, and our payments under the 8 1/4% junior debt and the agreement as to expenses and liabilities will constitute all of the revenue of the Trust. The aggregate liquidation amount of the trust common securities which the Trust will issue to us will equal 3% of the aggregate liquidation amounts of the trust common securities and the 8 1/4% Capital Securities.

    Separate financial statements for the Trust are not included in this prospectus supplement or the accompanying prospectus. We do not believe those financial statements would be material to holders of the 8 1/4% Capital Securities because the Trust has no independent operations and the sole purpose of the Trust is as described above. We do not expect the Trust will file annual, quarterly or current reports with the SEC.

    The address of the Trust is c/o Energy East Corporation, P.O. Box 12904, Albany, New York 12212-2904.

THE OFFERING

Issuer...............................  Energy East Capital Trust I, a Delaware business trust. The sole assets of the Trust will be the 8 1/4% junior
                                       subordinated debt securities (8 1/4% junior subordinated
                                       debt securities are also referred to as 8 1/4% junior debt in this prospectus supplement).

                                       Energy East Capital Trust I has two administrative trustees and a Delaware trustee. The Chase Manhattan Bank will act as the property trustee relating to the Trust and the
                                       subordinated indenture trustee relating to the 8 1/4% junior debt.

Securities Offered...................  12,000,000 8 1/4% Capital Securities (liquidation amount $25 per 8 1/4% Capital Security) with an aggregate liquidation amount of $300,000,000 and guaranteed to the extent set
                                       forth herein by us. See "DESCRIPTION OF THE GUARANTEE" in
                                       this prospectus supplement and "DESCRIPTION OF
                                       SECURITIES--DESCRIPTION OF THE GUARANTEES" in the
                                       accompanying prospectus. The 8 1/4% junior subordinated debt securities, which are the Trust's sole assets, will mature on July 31, 2031, and their terms will mirror the terms of the 8 1/4% Capital Securities.

Distributions........................  As a holder of 8 1/4% Capital Securities, you will be entitled to receive cumulative cash distributions at the
                                       annual rate of 8 1/4%. Distributions will accumulate from
                                       the date of issuance, and will be paid quarterly in arrears on January 31, April 30, July 31, and October 31 of each
                                       year, commencing October 31, 2001, unless they are deferred as described below. See "DESCRIPTION OF 8 1/4% CAPITAL
                                       SECURITIES--DISTRIBUTIONS."

Extension Periods....................  As long as we are not in default under the subordinated indenture relating to our 8 1/4% junior subordinated debt
                                       securities, we have the right to defer the payment of
                                       interest periodically on the 8 1/4% junior debt. No
                                       extension period will be more than 20 consecutive quarterly interest periods or extend beyond the maturity of the 8 1/4%
                                       junior debt. See "DESCRIPTION OF 8 1/4% JUNIOR SUBORDINATED
                                       DEBT SECURITIES--OPTION TO DEFER INTEREST PAYMENTS."

Ranking..............................  The 8 1/4% Capital Securities will rank equally, and payments on the 8 1/4% Capital Securities will be made
                                       proportionately (based on liquidation amounts), with the
                                       trust common securities, except as described under
                                       "DESCRIPTION OF 8 1/4% CAPITAL SECURITIES--GENERAL" and
                                       "--LIQUIDATION DISTRIBUTION UPON DISSOLUTION."

                                       The 8 1/4% junior subordinated debt securities will rank
                                       equally with any other subordinated debt securities issued by us with substantially similar subordination terms. The
                                       8 1/4% junior debt will be unsecured and subordinate and
                                       junior in right of payment to all of our senior debt. See
                                       "DESCRIPTION OF 8 1/4% JUNIOR SUBORDINATED DEBT
                                       SECURITIES--SUBORDINATION."

Redemption...........................  The Trust will redeem all of the outstanding 8 1/4% Capital
                                       Securities when the 8 1/4% junior subordinated debt
                                       securities are repaid at maturity. The 8 1/4% junior debt is scheduled to mature on July 31, 2031. The 8 1/4% junior
                                       debt may be redeemed at any time, in whole but not in part, in certain circumstances upon the occurrence of a Special
                                       Event and may also be redeemed at our option on or after
                                       July 24, 2006, in whole at any time or in part from time to time.

                                       In addition, if we redeem any 8 1/4% junior subordinated
                                       debt securities before their maturity, the Trust will use
                                       the proceeds it receives on the redemption of the 8 1/4%
                                       junior debt to redeem 8 1/4% Capital Securities and trust
                                       common securities, on a proportionate basis. These
                                       circumstances are more fully described below under
                                       "DESCRIPTION OF 8 1/4% CAPITAL SECURITIES--REDEMPTION."

Listing..............................  An application will be made to list the 8 1/4% Capital
                                       Securities on the New York Stock Exchange. If trading is
                                       approved, we expect trading of the 8 1/4% Capital Securities on the New York Stock Exchange will begin within 30 days
                                       after the initial delivery of the 8 1/4% Capital Securities.
                                       You should be aware that listing of the 8 1/4% Capital
                                       Securities will not necessarily ensure that a liquid trading market will be available for the 8 1/4% Capital Securities.

                                       If the Trust distributes the 8 1/4% junior subordinated debt securities, we will use our reasonable best efforts to list them on the New York Stock Exchange or any other exchange on which the 8 1/4% Capital Securities are then listed.

Use of Proceeds......................  All of the proceeds from the sale of the 8 1/4% Capital
                                       Securities will be invested by the Trust in our 8 1/4%
                                       junior subordinated debt securities. We intend to use the
                                       net proceeds from the sale of the 8 1/4% junior debt to fund the cash portion of the consideration for the pending
                                       acquisition of RGS Energy. In addition, we or one of our
                                       subsidiaries may use a portion of the proceeds for general corporate purposes.

                                  RISK FACTORS

    Ownership of the 8 1/4% Capital Securities will involve various risks. The following is a summary of the material risks relating to the 8 1/4% Capital
Securities:

OUR OBLIGATIONS TO YOU ARE SUBORDINATED

    Our obligations under our 8 1/4% junior subordinated debt securities and our guarantee will be unsecured and subordinated. This means that, if we default on any of our senior debt, we could not make payments on the 8 1/4% junior debt and the guarantee, and as a result you would not receive any payments on the 8 1/4% Capital Securities. In the event of our bankruptcy, liquidation or dissolution, our assets must be used to pay our senior obligations in full before any payments may be made to you. Payments due to you on the 8 1/4% Capital Securities will also be effectively subordinated to all liabilities of our subsidiaries. On March 31, 2001, we had indebtedness of approximately
$659.4 million, all of which was unsecured senior debt, and additional indebtedness of our subsidiaries totaled approximately $2.1 billion. There is no limitation on our or our subsidiaries' abilities to incur additional senior debt, to which the 8 1/4% Capital Securities will be effectively subordinated.

OPTION TO DEFER INTEREST PAYMENTS MAY HAVE ADVERSE TAX AND MARKET CONSEQUENCES
  TO YOU

    As long as we are not in default of the subordinated indenture relating to the 8 1/4% junior subordinated debt securities, we will have the right on one or more occasions to defer paying interest to the Trust on the 8 1/4% junior debt for up to 20 consecutive quarterly interest periods. If we defer payments to the Trust, distributions on the 8 1/4% Capital Securities will also be deferred. Although interest will accrue on deferred distributions, we believe it is likely that the market value of the 8 1/4% Capital Securities will decline whenever payments are deferred. In the event of these deferrals, under applicable United States federal income tax laws, holders of the 8 1/4% Capital Securities may be required to accrue income and pay taxes in respect of the deferred interest during the deferral period, although they will not receive cash distributions. Also, if the 8 1/4% Capital Securities were sold prior to the record date for the distribution payable at the end of the deferral period, the selling holder would never receive the cash from us related to the accrued interest that was reported for United States federal income tax purposes. For more information concerning the United States federal income tax consequences of purchasing the 8 1/4% Capital Securities, see "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES." The covenants which we have entered into in connection with this offering generally prohibit us from making cash distributions to our shareholders or to holders of any other equity interests or junior obligations while payments of distributions on the 8 1/4% Capital Securities are deferred, and we have no present intention to defer any payments. Nonetheless, deferrals may occur during the term of the 8 1/4% Capital Securities, and, if they do, they may have adverse tax and market price consequences as described in this paragraph.

THE 8 1/4% CAPITAL SECURITIES MAY BE REDEEMED PRIOR TO MATURITY, AND YOU MAY NOT BE ABLE TO REINVEST PROCEEDS AT THE SAME OR A HIGHER RATE

    The 8 1/4% Capital Securities may be redeemed in whole or in part on one or more occasions any time on or after July 24, 2006, or at an earlier date in whole if special events relating to changes in tax laws or investment company laws or regulations occur. The redemption price would equal 100% of the stated liquidation amount being redeemed plus accrued and unpaid distributions. You may not be able to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the 8 1/4% Capital Securities.

WE HAVE THE OPTION TO TERMINATE THE TRUST AND DISTRIBUTE THE 8 1/4% JUNIOR
  SUBORDINATED DEBT SECURITIES

    We will be able to dissolve the Trust at any time and distribute (after satisfaction of liabilities to creditors as required by applicable law) our 8 1/4% junior subordinated debt securities to you as a holder of 8 1/4% Capital Securities in liquidation of the Trust. See "DESCRIPTION OF 8 1/4% CAPITAL SECURITIES--DISTRIBUTION OF THE 8 1/4% JUNIOR SUBORDINATED DEBT SECURITIES" and "--LIQUIDATION DISTRIBUTION UPON DISSOLUTION." Under current United States federal income tax law and its interpretations and assuming (as expected) that the Trust is treated as a grantor trust, a distribution by the Trust of the 8 1/4% junior debt pursuant to a liquidation of the Trust will not be a taxable event to the Trust or to you as a holder of 8 1/4% Capital Securities and will result in your receiving directly your proportionate share of the 8 1/4% junior debt (previously held indirectly through the Trust). If, however, the liquidation of the Trust were to occur because the Trust is subject to United States federal income tax with respect to income accrued or received on the 8 1/4% junior debt (as a result of the occurrence of a Tax Event (as defined in "DESCRIPTION OF 8 1/4% CAPITAL SECURITIES--REDEMPTION") or otherwise), the distribution of 8 1/4% junior debt to you, as a holder of 8 1/4% Capital Securities, by the Trust could be a taxable event to the Trust and each holder, and you as a holder of 8 1/4% Capital Securities, could recognize gain or loss as if you had sold your 8 1/4% Capital Securities in exchange for the 8 1/4% junior debt you received when the Trust was liquidated. See "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES."

    Because you may receive 8 1/4% junior debt on dissolution of the Trust and because distributions are otherwise limited to payments on the 8 1/4% junior debt, you are also making an investment decision relating to the 8 1/4% junior debt when you invest in the 8 1/4% Capital Securities. You should carefully review all the information regarding the 8 1/4% junior debt contained in this prospectus supplement and the accompanying prospectus.

YOU WILL HAVE LIMITED VOTING RIGHTS

    You will have limited voting rights as a holder of 8 1/4% Capital Securities. Except under certain limited circumstances, you will not have the right to vote for the election or removal of the trustees of the Trust. For a description of what limited voting rights you will have, see "DESCRIPTION OF SECURITIES--DESCRIPTION OF TRUST PREFERRED SECURITIES--VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT" in the accompanying prospectus.

THERE IS NO PUBLIC MARKET FOR 8 1/4% CAPITAL SECURITIES AND A MARKET MAY NOT
  DEVELOP

    The Trust will apply for listing of the 8 1/4% Capital Securities on the New York Stock Exchange, and if the application is approved, expects that trading will commence within 30 days after the 8 1/4% Capital Securities are first issued. The listing of the 8 1/4% Capital Securities will not necessarily ensure that an active trading market will be available for the 8 1/4% Capital Securities or that you will be able to sell your 8 1/4% Capital Securities at the price you originally paid for them.

WE CANNOT ASSURE YOU THAT THERE WILL BE AN ACTIVE MARKET FOR THE 8 1/4% CAPITAL
  SECURITIES

    The underwriters currently plan to make a market in the 8 1/4% Capital Securities prior to the commencement of trading on the New York Stock Exchange. However, we cannot assure you that the underwriters will engage in those activities or that any active market in the 8 1/4% Capital Securities will develop or be maintained.

                   SELECTED FINANCIAL DATA AND CAPITALIZATION

    The following material, which is presented in this prospectus supplement solely to furnish limited introductory information, is qualified by, and should be considered in conjunction with, the more detailed information appearing in the accompanying prospectus and the documents incorporated by reference in the prospectus. In our opinion, all adjustments (constituting only normal recurring accruals) necessary for a fair statement of the results of operations for the three months ended March 31, 2001, have been made.

                           THREE MONTHS                              YEAR ENDED DECEMBER 31
                               ENDED         -----------------------------------------------------------------------
                         MARCH 31, 2001(1)    2000(2)           1999            1998         1997            1996
                         -----------------   ----------      ----------      ----------   ----------      ----------
Operating Revenues
  (000)................     $1,271,139       $2,959,520      $2,278,608      $2,499,568   $2,170,102      $2,108,865

Net Income (000).......     $  115,601       $  235,034(3)   $  218,751(4)   $  194,205   $  175,211(5)   $  168,711(6)

Earnings Per Share,
  basic and
  diluted(7)...........     $      .98       $     2.06(3)   $     1.88(4)   $     1.51   $     1.29(5)   $     1.19(6)

Dividends Paid Per
  Share(7).............     $      .23       $      .88      $      .84      $      .78   $      .70      $      .70

Ratio of Earnings to
  Fixed Charges(8).....           4.53             3.48            4.40(9)         3.34         3.07            2.94

Total Assets (000).....     $7,059,119       $7,013,728      $3,773,171      $4,902,085   $5,044,914      $5,064,816

Long-term Obligations,
  Capital Leases and
  Redeemable Preferred
  Stock (000)..........     $2,361,574       $2,346,814      $1,235,089      $1,460,120   $1,475,224      $1,505,814

                                                            AS OF MARCH 31, 2001           AS ADJUSTED(10)
                                                        ----------------------------   -----------------------
                                                           (THOUSANDS OF DOLLARS)      (THOUSANDS OF DOLLARS)
Long-term Debt........................................     $2,395,902         56.2%     $2,395,902      52.5%
Company-obligated Mandatorily Redeemable Trust
  Preferred Securities of Subsidiary Holding Solely
  Parent Debentures...................................             --           --         300,000(11)    6.6
Preferred Stock of Subsidiaries.......................         43,332          1.0          43,332       1.0
Common Stock Equity...................................      1,821,555         42.8       1,821,555      39.9
                                                           ----------        -----      ----------     -----
  Total Capitalization (includes current
    maturities).......................................     $4,260,789        100.0%     $4,560,789     100.0%
                                                           ==========        =====      ==========     =====

--------------------------

(1) Due to the seasonal nature of our operations, financial results for interim periods are not necessarily indicative of trends for a twelve-month period.

(2) Due to the completion of our merger transactions during 2000, the consolidated financial statements include Connecticut Energy's results beginning with February 2000 and include CMP Group's, CTG Resources' and Berkshire Energy's results beginning with September 2000. Due to the seasonal nature of those companies' operations, our earnings for 2001 are expected to be stronger in the first and fourth quarters and weaker in the second and third quarters as compared to prior years.

(3) Includes the effects of the non-recurring benefit from the sale of our coal-fired generation assets that increased net income by $8 million and earnings per share by 7 cents and the non-recurring loss from the sale of XENERGY, Inc. that decreased net income by $4 million and earnings per share by 4 cents.

(4) Includes the effect of the extraordinary loss related to the early extinguishment of debt that decreased net income by $18 million and earnings per share by 15 cents and the nonrecurring benefit from the sale of our coal-fired generation assets net of the writeoff of Nine Mile Point 2 that increased net income by $14 million and earnings per share by 12 cents.

(5) Includes the effect of fees related to an unsolicited tender offer that decreased net income by $17 million and earnings per share by 12 cents.

(6) Includes the effect of the writedown of the investment in EnerSoft Corporation that decreased net income by $10 million and earnings per share by 7 cents.

(7) All per share amounts have been restated to reflect the two-for-one common stock split effective April 1, 1999.

(8) The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose earnings means income from continuing operations before income taxes and fixed charges. Fixed charges means all interest charges, the interest component of rentals and preferred stock dividends of subsidiaries.

(9) Earnings before income taxes and fixed charges includes $84 million that we paid in federal income taxes as a result of the sale of our coal-fired generation assets. Excluding the $84 million, the ratio of earnings to fixed charges would have been 3.79.

(10) Adjusted for the sale of the 8 1/4% Capital Securities.

(11) Assumes that the underwriters' over-allotment option was not exercised.

                                USE OF PROCEEDS

    All of the proceeds from the sale of the 8 1/4% Capital Securities will be invested by the Trust in our 8 1/4% junior subordinated debt securities. We intend to use the net proceeds from the sale of the 8 1/4% junior debt to fund the cash portion of the consideration for the pending acquisition of RGS Energy. In addition, we, or one of our subsidiaries, may use a portion of the proceeds for general corporate purposes, which may include, among other things, reduction of short-term debt, financing the development and construction of new facilities, additions to working capital and repurchases of securities. We will invest funds not immediately required for such purposes in short-term investment grade securities.

                        PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma combined condensed financial statements have been prepared to reflect our mergers with Connecticut Energy, CMP Group, CTG Resources and Berkshire Energy, all of which were completed in 2000, and our merger with RGS Energy, which we expect to be completed in the first quarter of 2002. (See "SUMMARY--RECENT DEVELOPMENTS.") The unaudited pro forma combined condensed statements of income for the year ended December 31, 2000, and for the three months ended March 31, 2001, give effect to the mergers completed in 2000 and the RGS Energy merger as if those events occurred on January 1, 2000. The unaudited pro forma combined condensed balance sheet gives effect to the RGS Energy merger as if it occurred on March 31, 2001.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
    GIVING EFFECT TO THE MERGERS COMPLETED IN 2000 AND THE RGS ENERGY MERGER

            ENERGY EAST CORPORATION COMBINED CONDENSED BALANCE SHEET
                     GIVING EFFECT TO THE RGS ENERGY MERGER
                               AT MARCH 31, 2001

                              ACTUAL AND PRO FORMA
                                  (UNAUDITED)

                                             ENERGY EAST   RGS ENERGY    PRO FORMA        PRO FORMA
                                               ACTUAL        ACTUAL     ADJUSTMENTS      ENERGY EAST
                                             -----------   ----------   -----------      -----------
                                                                 (IN THOUSANDS)
Assets
Current Assets
  Cash and cash equivalents................  $  153,149    $   22,963     $ (1,207)(4)   $   174,905
  Special deposits.........................      21,573                                       21,573
  Accounts receivable, net.................     584,375       223,916                        808,291
  Other....................................     109,531        60,131                        169,662
                                             ----------    ----------     --------       -----------
      Total Current Assets.................     868,628       307,010       (1,207)        1,174,431

Utility Plant, at Original Cost............   6,578,346     3,419,555                      9,997,901
  Less accumulated depreciation............   3,007,063     2,020,012                      5,027,075
                                             ----------    ----------     --------       -----------
      Net utility plant in service.........   3,571,283     1,399,543                      4,970,826

  Construction work in progress............      41,106       118,438                        159,544
                                             ----------    ----------     --------       -----------
      Total Utility Plant..................   3,612,389     1,517,981                      5,130,370

Other Property and Investments, Net........     270,677       234,551                        505,228
Regulatory Assets..........................     827,016       402,242       29,700(5)      1,258,958
Other Assets...............................     534,679        71,068      234,100(6)        839,847
Goodwill...................................     945,730        27,706      576,847(7)(8)   1,550,283
                                             ----------    ----------     --------       -----------
      Total Assets.........................  $7,059,119    $2,560,558     $839,440       $10,459,117
                                             ==========    ==========     ========       ===========

              The notes on pages S-15 to S-17 are an integral part of the pro forma combined condensed financial statements.

            ENERGY EAST CORPORATION COMBINED CONDENSED BALANCE SHEET
                     GIVING EFFECT TO THE RGS ENERGY MERGER
                               AT MARCH 31, 2001

                              ACTUAL AND PRO FORMA
                                  (UNAUDITED)

                                             ENERGY EAST   RGS ENERGY    PRO FORMA         PRO FORMA
                                               ACTUAL        ACTUAL     ADJUSTMENTS       ENERGY EAST
                                             -----------   ----------   -----------       -----------
                                                                  (IN THOUSANDS)
Liabilities
Current Liabilities
  Current portion of long-term debt........  $   34,328    $   12,105                     $    46,433
  Notes payable............................     393,279        76,900                         470,179
  Other....................................     530,231       189,294    $   9,500 (8)        729,025
                                             ----------    ----------    ---------        -----------
    Total Current Liabilities..............     957,838       278,299        9,500          1,245,637
Regulatory Liabilities
  Gain on sale of generation assets........     226,522                                       226,522
  Other....................................     351,106                    234,100 (6)        585,206
                                             ----------    ----------    ---------        -----------
    Total Regulatory Liabilities...........     577,628                    234,100            811,728
Deferred income taxes......................     472,125       275,029                         747,154
Nuclear waste disposal.....................                    98,635                          98,635
Other......................................     825,067       216,976       29,700 (5)      1,071,743
Long-term debt.............................   2,361,574       821,158      450,000 (9)      3,632,732
                                             ----------    ----------    ---------        -----------
    Total Liabilities......................   5,194,232     1,690,097      723,300          7,607,629
Commitments................................          --            --                              --
Company-obligated mandatorily redeemable
  trust preferred securities of subsidiary
  holding solely parent debentures.........                                300,000 (10)       300,000
Preferred stock redeemable solely at the
  option of subsidiary.....................      43,332        47,000                          90,332
Preferred stock subject to mandatory
  redemption requirements..................                    25,000                          25,000

Common Stock Equity
Energy East common stock ($.01 par value,
  300,000 shares authorized and 117,026
  shares outstanding at March 31, 2001)....       1,185                        321 (11)         1,506

Common Stock Equity
RGS Energy common stock ($.01 par value,
  100,000 shares authorized and 38,957
  shares outstanding at March 31, 2001)....                       390         (390)(11)            --
Capital in excess of par value.............     859,319       703,914      (89,634)(11)     1,473,599
Retained earnings..........................   1,006,598       211,395     (211,395)         1,006,598
Accumulated other comprehensive income.....      (6,607)                                       (6,607)
Treasury stock, at cost (1,418 Energy East
  shares and 4,379 RGS Energy shares
  outstanding at March 31, 2001)...........     (38,940)     (117,238)     117,238            (38,940)
                                             ----------    ----------    ---------        -----------
    Total Common Stock Equity..............   1,821,555       798,461     (183,860)         2,436,156
                                             ----------    ----------    ---------        -----------
    Total Liabilities and Shareholders'
      Equity...............................  $7,059,119    $2,560,558    $ 839,440        $10,459,117
                                             ==========    ==========    =========        ===========

              The notes on pages S-15 to S-17 are an integral part of the pro forma combined condensed financial statements.

         ENERGY EAST CORPORATION COMBINED CONDENSED STATEMENT OF INCOME GIVING EFFECT TO THE MERGERS COMPLETED IN 2000 AND THE RGS ENERGY MERGER
                       12 MONTHS ENDED DECEMBER 31, 2000

                              ACTUAL AND PRO FORMA
                                  (UNAUDITED)

                                                                  SUB TOTAL
                                                      2000        PRO FORMA
                                                   MERGERS PRO   ENERGY EAST
                                       ENERGY         FORMA       AND 2000     RGS ENERGY    PRO FORMA     PRO FORMA
                                     EAST ACTUAL   ADJUSTMENTS     MERGERS       ACTUAL     ADJUSTMENTS   ENERGY EAST
                                     -----------   -----------   -----------   ----------   -----------   -----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating Revenues
  Sales and services...............  $2,959,520     $952,955     $3,912,475    $1,448,119                 $5,360,594

Operating Expenses
  Electricity purchased and fuel
    used in generation.............   1,073,728      350,542      1,424,270      134,709                   1,558,979
  Natural gas purchased............     496,509      156,749        653,258      208,588                     861,846
  Gasoline, propane and oil
    purchased......................                                              340,306                     340,306
  Other operating expenses.........     435,965      230,539        666,504      288,691                     955,195
  Maintenance......................     108,106       31,057        139,163       56,155                     195,318
  Depreciation and amortization....     165,524       62,088        227,612      116,184     $ 14,421 (12)    358,217
  Other taxes......................     165,767       30,201        195,968       94,576                     290,544
                                     ----------     --------     ----------    ----------    --------     ----------
  Total Operating Expenses.........   2,445,599      861,176      3,306,775    1,239,209       14,421      4,560,405
                                     ----------     --------     ----------    ----------    --------     ----------

Operating Income...................     513,921       91,779        605,700      208,910      (14,421)       800,189
Other (Income).....................     (32,906)     (96,043)      (128,949)     (10,346)                   (139,295)
Interest Charges, Net..............     152,503       84,247        236,750       62,720       33,750 (9)    333,220
Preferred Stock Dividends of
  Subsidiaries.....................         963        1,546          2,509        3,700       24,750 (10)     30,959
                                     ----------     --------     ----------    ----------    --------     ----------
Income Before Income Taxes.........     393,361      102,029        495,390      152,836      (72,921)       575,305
Income Taxes.......................     156,682       83,345        240,027       60,977      (23,400)(13)    277,604
                                     ----------     --------     ----------    ----------    --------     ----------
Income Before Extraordinary Item...     236,679       18,684        255,363       91,859      (49,521)       297,701
Extraordinary Loss on Early
  Extinguishment of Debt, Net of
  Income Tax Benefit of $1,121.....       1,645                       1,645                                    1,645
                                     ----------     --------     ----------    ----------    --------     ----------
Net Income.........................  $  235,034     $ 18,684     $  253,718    $  91,859     $(49,521)    $  296,056
                                     ==========     ========     ==========    ==========    ========     ==========
Earnings Per Share, basic and
  diluted..........................  $     2.06                                                           $     2.02
Average Common Shares Outstanding..     114,213                                                32,111 (14)    146,324

              The notes on pages S-15 to S-17 are an integral part of the pro forma combined condensed financial statements.

         ENERGY EAST CORPORATION COMBINED CONDENSED STATEMENT OF INCOME GIVING EFFECT TO THE MERGERS COMPLETED IN 2000 AND THE RGS ENERGY MERGER
                         3 MONTHS ENDED MARCH 31, 2001

                              ACTUAL AND PRO FORMA
                                  (UNAUDITED)

                                               ENERGY EAST   RGS ENERGY    PRO FORMA        PRO FORMA
                                                 ACTUAL        ACTUAL     ADJUSTMENTS      ENERGY EAST
                                               -----------   ----------   -----------      -----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating Revenues
  Sales and services.........................  $1,271,139     $507,779                     $1,778,918

Operating Expenses
  Electricity purchased and fuel used in
    generation...............................     352,629       34,060                        386,689
  Natural gas purchased......................     369,471      113,486                        482,957
  Gasoline, propane and oil purchased........                  129,758                        129,758
  Other operating expenses...................     140,739       66,269                        207,008
  Maintenance................................      36,013       11,773                         47,786
  Depreciation and amortization..............      51,339       30,487      $  3,605 (12)      85,431
  Other taxes................................      58,420       27,676                         86,096
                                               ----------     --------      --------       ----------
  Total Operating Expenses...................   1,008,611      413,509         3,605        1,425,725
                                               ----------     --------      --------       ----------

Operating Income.............................     262,528       94,270        (3,605)         353,193
Other Deductions.............................       1,246        1,657                          2,903
Interest Charges, Net........................      55,625       15,661         8,438 (9)       79,724
Preferred Stock Dividends of Subsidiaries....         478          925         6,187 (10)       7,590
                                               ----------     --------      --------       ----------

Income Before Income Taxes...................     205,179       76,027       (18,230)         262,976

Income Taxes.................................      89,578       30,649        (5,850)(13)     114,377
                                               ----------     --------      --------       ----------

Net Income...................................  $  115,601     $ 45,378      $(12,380)      $  148,599
                                               ==========     ========      ========       ==========

Earnings Per Share, basic and diluted........  $     0.98                                  $     0.99

Average Common Shares Outstanding............     117,386                     32,111 (14)     149,497

              The notes on pages S-15 to S-17 are an integral part of the pro forma combined condensed financial statements.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS GIVING EFFECT TO THE MERGERS COMPLETED IN 2000 AND THE RGS ENERGY MERGER

NOTE 1.  UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.

    The unaudited pro forma combined condensed financial statements reflect preliminary purchase accounting adjustments in compliance with generally accepted accounting principles. Estimates relating to the fair value of some assets and liabilities and other events have been more fully described below. Actual adjustments will be made on the basis of actual assets, liabilities and other items as of the closing date of the merger on the basis of appraisals and evaluations. Also, goodwill related to the mergers with CMP Group, CTG Resources and Berkshire Energy completed in 2000 may be adjusted as actual amounts for estimated liabilities become known. Therefore, actual amounts may differ from those reflected in the pro forma financial statements.

    The 2000 Mergers Pro Forma Adjustments include: (1) amounts for the period from January 1, 2000, to the respective companies' acquisition dates to reflect income statement activity; (2) additional depreciation and amortization of $11.7 million, and additional interest expense of $37.8 million on the debt issued to finance a portion of the mergers; (3) the elimination of merger related costs of $19.5 million included in other operating expenses and a decrease in interest income of $26.2 million; and (4) a decrease in income taxes of $16.9 million due to items 2 and 3 previously mentioned.

    The unaudited pro forma combined condensed financial statements presented have not been adjusted to give effect to the proposed sales of Energy East's 18% interest and RGS Energy's 14% interest in the Nine Mile Point 2 nuclear generating station to Constellation Energy, which is expected to be completed in 2001. A detailed discussion of the sales is presented in each company's
Form 10-K for the year ended December 31, 2000. Certain effects of the sales are presented in the following table, assuming the sales were completed on July 1, 2001:

                                                              ENERGY EAST   RGS ENERGY
                                                              -----------   -----------
                                                              (THOUSANDS)   (THOUSANDS)
(Decrease) in net utility plant, including nuclear fuel.....    $(12,451)    $(370,004)
Deferred gain (loss)(1).....................................    $ 71,368     $(326,647)
Investment tax credit benefit...............................    $     --     $  13,124

------------------------

(1) The amounts of the deferred gain and the deferred loss will be amortized subject to approval by the New York State Public Service Commission.

    The unaudited pro forma combined condensed financial statements should be read in conjunction with the consolidated historical financial statements and the related notes of Energy East and RGS Energy. The pro forma statements are for illustrative purposes only. They are not necessarily indicative of the financial position or operating results that would have occurred had the mergers been completed on March 31, 2001, or January 1, 2000, as assumed above, nor is the information necessarily indicative of future financial position or operating results.

NOTE 2.  ACCOUNTING METHOD.

    The RGS Energy merger will be accounted for as an acquisition of RGS Energy by Energy East under the purchase method of accounting in accordance with generally accepted accounting principles. The amount of goodwill recorded will reflect the excess of the purchase price over the estimated net fair value of assets and liabilities of RGS Energy's utility and non-utility businesses at the time of closing, plus Energy East's estimated transaction costs related to the merger. The assets and liabilities of RGS Energy's non-utility businesses will be revalued to fair value, including an allocation of goodwill, if appropriate.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS GIVING EFFECT TO THE MERGERS COMPLETED IN 2000 AND THE RGS ENERGY MERGER
                                  (CONTINUED)

NOTE 3.  EARNINGS PER SHARE AND AVERAGE SHARES OUTSTANDING.

    The pro forma earnings per share and number of average shares outstanding have been restated to reflect the average number of shares that would have been outstanding if the merger occurred at the beginning of the periods presented assuming a conversion of 45% of the RGS Energy shares into 2.0637 Energy East shares per RGS Energy share. The exchange ratio of 2.0637 is based on a value of $39.50 per RGS Energy share and a market price of $19.14 per Energy East share. If the Average Market Price is between $16.57 per share and $22.41 per share, then each RGS Energy share converted into stock will be exchanged for $39.50 worth of Energy East shares. If the Average Market Price is less than or equal to $16.57, then each RGS Energy share converted into stock will be exchanged for
2.3838 Energy East shares, irrespective of the value of the Energy East shares. Finally, if the Average Market Price is greater than or equal to $22.41 per share, then each RGS Energy share will be exchanged for 1.7626 Energy East shares, again irrespective of the value of the Energy East shares. The following table presents the range of shares that could be issued based on various potential conversion ratios provided under the merger agreement:

Conversion ratio............................................   1.7626     2.0637     2.3838
Number of shares (thousands)................................   27,426     32,111     37,092

NOTE 4.  CASH CONSIDERATION.

    This amount reflects the cash consideration that would be paid to RGS Energy shareholders based on a purchase price per share of $39.50 for 55% of the shares outstanding at March 31, 2001, and the cash received from the issuance of the long-term debt.

NOTE 5.  REGULATORY ASSETS AND RELATED LIABILITY.

    This amount reflects the recognition of a regulatory asset and a liability for the estimated difference between RGS Energy's net other postretirement benefit obligation and the previously recognized liability.

NOTE 6.  OTHER ASSETS AND RELATED REGULATORY LIABILITY.

    This amount reflects the recognition of an other asset and a regulatory liability for the estimated difference between RGS Energy's net pension benefit and the previously recognized liability.

NOTE 7.  GOODWILL.

    This amount reflects the recognition of goodwill equal to the excess of the estimated purchase price of $1,365.8 million over the estimated net fair value of the assets and liabilities of RGS Energy acquired of $798.5 million, plus estimated transaction costs of $9.5 million related to the merger. For every one dollar increase in the Average Market Price above $22.41 per share, the purchase price will increase by approximately $27 million. For every one dollar decrease in the Average Market Price below $16.57, the purchase price will decrease by approximately $37 million.

NOTE 8.  MERGER-RELATED COSTS.

    Energy East and RGS Energy will incur direct expenses related to the merger, including financial advisor, legal and accounting fees. The pro forma adjustments include an estimate for our merger-related costs of $9.5 million, which is included in goodwill. RGS Energy expects to incur approximately

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS GIVING EFFECT TO THE MERGERS COMPLETED IN 2000 AND THE RGS ENERGY MERGER
                                  (CONTINUED)

NOTE 8.  MERGER-RELATED COSTS. (CONTINUED)
$12.5 million of merger-related costs, which it will expense as incurred. The actual amount of merger-related costs may differ from the amounts reflected in the unaudited pro forma combined condensed financial statements.

NOTE 9.  LONG-TERM DEBT.

    This amount reflects the issuance of $450 million principal amount of notes payable with an assumed fixed interest rate of 7.5%, the proceeds of which will be used to fund the consideration paid to RGS Energy shareholders. A 1/8 of 1% change in interest rate will increase or decrease interest expense
$0.6 million.

NOTE 10.  TRUST PREFERRED SECURITIES.

    This amount reflects the proceeds from the sale of $300 million of a business trust subsidiary's preferred securities, with an assumed dividend rate of 8 1/4% and assumes that the underwriters' over-allotment option was not exercised. The proceeds will be used by the Trust to purchase our 8 1/4% junior subordinated debt securities.

NOTE 11.  COMMON STOCK.

    This amount reflects the Energy East shares to be issued to RGS Energy shareholders in exchange for 45% of their RGS Energy shares, assuming a conversion ratio of 2.0637 Energy East shares per RGS Energy share, and the exchange of 55% of their RGS Energy shares for cash.

NOTE 12.  AMORTIZATION OF GOODWILL.

    This amount represents the amortization of goodwill for financial accounting purposes over a 40-year period. The goodwill is not amortizable for tax purposes. The adoption of accounting guidance that is expected to be issued in 2001 by the Financial Accounting Standards Board relating to business combinations, goodwill and other intangible assets is expected to affect this amount, as goodwill would no longer be amortized under the proposed new rules.

NOTE 13.  INCOME TAXES.

    Income taxes on the pro forma combined condensed income statements have been based on the statutory rate and adjusted for goodwill, which is not tax deductible.

NOTE 14.  ENERGY EAST SHARES ISSUED.

    This amount reflects the number of Energy East shares to be issued in the merger assuming a conversion of 45% of the RGS Energy shares into 2.0637 Energy East shares per RGS Energy share.

                    DESCRIPTION OF 8 1/4% CAPITAL SECURITIES

    Specific terms of the 8 1/4% Capital Securities are summarized below. This summary is not complete and should be read together with "DESCRIPTION OF SECURITIES--DESCRIPTION OF TRUST PREFERRED SECURITIES" in the accompanying prospectus, and to the extent it is inconsistent with the description in the accompanying prospectus, replaces that description. The form of amended and restated trust agreement was filed as an exhibit to the registration statement relating to this prospectus supplement, and you should read the amended and restated trust agreement for provisions that may be important to you. The amended and restated trust agreement will be qualified as an indenture under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the 8 1/4% Capital Securities.

GENERAL

    The Trust may issue only one series of trust preferred securities, the 8 1/4% Capital Securities, limited to $300,000,000 aggregate liquidation amount at any one time outstanding ($345,000,000 aggregate liquidation amount if the underwriters' over-allotment option is exercised in full), and the Trust will exist until terminated.

    The 8 1/4% Capital Securities will rank equally in right of payment, and payments will be made on the 8 1/4% Capital Securities proportionately (based on liquidation amounts), with the trust common securities of the Trust. However, if an event of default occurs and is continuing under the amended and restated trust agreement, the rights of the holders of the trust common securities to payment for distributions and payments upon liquidation, redemption and otherwise, will be subordinated to the rights of the holders of the 8 1/4% Capital Securities.

    The proceeds from the sale of the 8 1/4% Capital Securities and the trust common securities will be used by the Trust to purchase our 8 1/4% junior subordinated debt securities. The 8 1/4% junior debt will be held in trust by the property trustee for the benefit of the Trust's holders. We will guarantee the payments of distributions and payments on redemption or liquidation with respect to the 8 1/4% Capital Securities, but only to the extent the Trust has funds available to make those payments and has not made those payments.

    The assets available for distribution to the holders of the 8 1/4% Capital Securities and trust common securities will be limited to payments from us under the 8 1/4% junior debt held by the Trust. If we fail to make a payment on the 8 1/4% junior debt, the Trust will not have sufficient funds to make related payments, including distributions, on the 8 1/4% Capital Securities. The guarantee, when taken together with our obligations under the 8 1/4% junior debt held by the Trust, the subordinated indenture and the amended and restated trust agreement relating to the Trust, will provide a full and unconditional guarantee of amounts due on the 8 1/4% Capital Securities.

DISTRIBUTIONS

    Distributions on the 8 1/4% Capital Securities will:

    - be cumulative;

    - accumulate from July 24, 2001;

    - be payable at the annual rate of 8 1/4% of the liquidation amount; and

    - be payable in arrears on January 31, April 30, July 31, and October 31 of each year, beginning on October 31, 2001.

    In the event that any distribution date is not a business day, then payment of the distributions payable on that date will be made on the next succeeding business day and without any interest or other payment in respect of that delay, except that, if that business day is in the next succeeding calendar year, the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on such payment date.

    Distributions on the 8 1/4% Capital Securities will be made on the dates payable to the extent that the Trust has funds available for the payment of distributions in the property account held by the property trustee. The Trust's funds available for distribution to the Trust's holders will be limited to payments received from us on our 8 1/4% junior subordinated debt securities. We have guaranteed the payment of distributions out of monies held by the Trust to the extent set forth below under "DESCRIPTION OF THE GUARANTEE" and under "DESCRIPTION OF SECURITIES--DESCRIPTION OF THE GUARANTEES" in the accompanying prospectus.

    Distributions on the 8 1/4% Capital Securities will be payable to the holders named on the securities register at the close of business on the relevant record dates, which, as long as those 8 1/4% Capital Securities remain in book-entry only form, will be one business day prior to the relevant payment dates. In the event that the 8 1/4% Capital Securities do not continue to remain in book-entry only form, the relevant record dates will be the fifteenth day before the relevant payment date, even if not a business day.

EXTENSIONS

    Subject to certain conditions and covenants, we have the right under the subordinated indenture to defer payments of interest on the 8 1/4% junior subordinated debt securities by extending the interest payment period for up to 20 consecutive quarterly interest periods. The administrative trustees of the Trust will give the holders of the 8 1/4% Capital Securities notice of any extension period upon their receipt of notice from us. If distributions are deferred, the deferred distributions and accrued interest will be paid to holders of record of the 8 1/4% Capital Securities as they appear on the books and records of the Trust on the record date next preceding the termination of such deferral period. See "DESCRIPTION OF 8 1/4% JUNIOR SUBORDINATED DEBT SECURITIES--OPTION TO DEFER INTEREST PAYMENTS."

REDEMPTION

    The 8 1/4% Capital Securities must be redeemed upon the maturity of the 8 1/4% junior subordinated debt securities held by the Trust or to the extent the 8 1/4% junior debt is redeemed prior to maturity. The 8 1/4% junior debt will mature on July 31, 2031 and may be redeemed at any time, in whole but not in part, in certain circumstances upon the occurrence of a Tax Event or an Investment Company Event as described below and under "DESCRIPTION OF SECURITIES--DESCRIPTION OF TRUST PREFERRED SECURITIES--SPECIAL EVENT REDEMPTION" in the accompanying prospectus. The 8 1/4% junior debt may also be redeemed at our option on or after July 24, 2006, in whole at any time or in part from time to time.

    Upon the maturity of the 8 1/4% junior debt held by the Trust, the proceeds of their repayment will simultaneously be applied to redeem all the outstanding 8 1/4% Capital Securities and trust common securities at a redemption price equal to the liquidation amount of the 8 1/4% Capital Securities, plus accumulated but unpaid distributions to the redemption date. Upon the redemption of the 8 1/4% junior debt held by the Trust, either at our option or as a result of a Tax Event or an Investment Company Event, the proceeds from the redemption will simultaneously be applied to redeem the 8 1/4% Capital Securities and trust common securities having a total liquidation amount equal to the total principal amount of such 8 1/4% junior debt so redeemed at the redemption price; provided, that holders of such 8 1/4% Capital Securities and trust common securities will be given not less than 20 nor more than 60 days' notice of the redemption. In the event that fewer than all of the outstanding 8 1/4% Capital Securities and trust common securities are to be redeemed, such trust securities will be redeemed proportionately, based on the aggregate liquidation amounts of each class of trust security.

    Both a Tax Event and an Investment Company Act Event constitute Special Events for purposes of the redemption provisions described in the preceding paragraph.

    A Tax Event means that the sponsor of the Trust and the Trust have received an opinion of independent tax counsel experienced in those matters to the effect that, as a result of any amendment to, change or announced proposed change in:

    - the laws or regulations of the United States or any of its political subdivisions or taxing authorities, or

    - any official administrative pronouncement, action or judicial decision interpreting or applying those laws or regulations,

which amendment or change becomes effective or proposed change, pronouncement, action or decision is announced on or after the date the 8 1/4% Capital Securities are issued and sold, there is more than an insubstantial risk that:

    - the Trust is, or within 90 days would be, subject to United States federal, state or local income tax with respect to income accrued or received on the 8 1/4% junior subordinated debt securities held by the Trust,

    - interest payable to the Trust on such 8 1/4% junior debt is not or within 90 days would not be, deductible, in whole or in part, by us for United States federal, state or local income tax purposes, or

    - the Trust is, or within 90 days would be, subject to a material amount of other taxes, duties or other governmental charges.

    An Investment Company Event means that the Trust has received an opinion of a nationally recognized independent counsel to the effect that, as a result of an amendment to or change in the Investment Company Act or regulations thereunder on or after the date the 8 1/4% Capital Securities are issued and sold, there is more than an insubstantial risk that the Trust is, or will be considered to be, an investment company and be required to be registered under the Investment Company Act.

REDEMPTION PROCEDURES

    The Trust may not redeem fewer than all of its outstanding 8 1/4% Capital Securities and trust common securities unless all accrued and unpaid distributions have been paid on all of its 8 1/4% Capital Securities and trust common securities for all distribution periods terminating on or before the date of redemption. In the event that fewer than all of its outstanding 8 1/4% Capital Securities and trust common securities are to be redeemed, such 8 1/4% Capital Securities and trust common securities will be redeemed proportionately based on the aggregate liquidation amounts of each class.

    If the Trust gives a notice of redemption regarding the 8 1/4% Capital Securities (which notice will be irrevocable), then, by 2:00 p.m., New York City time, on the redemption date, and so long as we have paid to the property trustee a sufficient amount of cash in connection with the related redemption or maturity of the 8 1/4% junior debt, the property trustee will irrevocably deposit with the depositary funds sufficient to pay the applicable redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of such 8 1/4% Capital Securities. If the 8 1/4% Capital Securities are no longer represented in global form, and so long as we have paid to the property trustee a sufficient amount of cash in connection with the related redemption or maturity of the 8 1/4% junior debt, the paying agent will pay the applicable redemption price to the holders of the 8 1/4% Capital Securities by check. If notice of redemption has been given and funds deposited as required, then, immediately prior to the close of business on the date of the deposit or payment, distributions will cease to accrue and all rights of holders of 8 1/4% Capital Securities called for redemption will cease, except the right of the holders of the 8 1/4% Capital Securities to receive the redemption price but without interest on the redemption price. In the event that any date fixed for redemption of 8 1/4% Capital Securities is not a business day, then payment of the redemption price payable on that date will be made on the next succeeding business day, without any interest or other payment in respect of any such delay, except that, if that business day falls in the next calendar year, payment will be made on the immediately preceding business day. In the event that payment of the redemption price in respect of 8 1/4% Capital Securities is improperly withheld or refused and not paid either by the Trust or by us under the guarantee, distributions on the 8 1/4% Capital Securities will continue to accrue at the then rate from the original redemption date to the date of payment.

    Subject to the foregoing and applicable law, including, without limitation, United States federal securities laws, we or our subsidiaries may at any time, and from time to time, purchase outstanding 8 1/4% Capital Securities by tender, in the open market or by private agreement.

DISTRIBUTION OF THE 8 1/4% JUNIOR SUBORDINATED DEBT SECURITIES

    We will have the right at any time to dissolve the Trust and, after satisfaction of the liabilities of creditors of the Trust, as provided by applicable law, to cause the 8 1/4% junior subordinated debt securities to be distributed to the holders of the 8 1/4% Capital Securities in a total stated principal amount equal to the total stated liquidation amount of such 8 1/4% Capital Securities then outstanding plus accumulated and unpaid distributions. Prior to any such dissolution, we will obtain any required regulatory approvals. Except in the case of a Tax Event, the right to dissolve the Trust and distribute the 8 1/4% junior debt held by the Trust will be conditioned on our receipt of an opinion rendered by an independent tax counsel that such distribution would not result in the recognition of gain or loss for United States federal income tax purposes by the applicable holders.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    Under the amended and restated trust agreement, the Trust will be dissolved:

    - upon our bankruptcy;

    - upon the filing of a certificate of dissolution or its equivalent with respect to us;

    - after obtaining the consent of at least a majority entitled to receive the liquidation amount of the 8 1/4% Capital Securities and trust common securities, voting together as a single class to dissolve the Trust;

    - 90 days after the revocation of our charter, but only if the charter is not reinstated during that 90-day period;

    - upon the distribution of the 8 1/4% junior subordinated debt securities directly to the holders of the 8 1/4% Capital Securities and trust common securities;

    - upon the redemption of all of the 8 1/4% Capital Securities and trust common securities of the Trust; or

    - upon entry of a court order for the dissolution of us or the Trust.

    In the event of a dissolution, after the Trust pays all amounts owed to its creditors, the holders of the 8 1/4% Capital Securities will be entitled to receive:

    - cash equal to the total liquidation amount of $25 per 8 1/4% Capital Security, plus accumulated and unpaid distributions to the date of payment, or

    - 8 1/4% junior subordinated debt securities in a total principal amount equal to the total liquidation amount of such 8 1/4% Capital Securities.

    If the Trust cannot pay the full amount due on its 8 1/4% Capital Securities and trust common securities because insufficient assets are available for payment, then the amounts payable by the Trust on such securities will be paid proportionately. However, if an event of default under the amended and restated trust agreement occurs, the total amounts due on such 8 1/4% Capital Securities will be paid before any distribution on the trust common securities of the Trust. Under certain circumstances involving the dissolution of the Trust, subject to obtaining any required regulatory approval, the 8 1/4% junior subordinated debt securities will be distributed to the holders of the 8 1/4% Capital Securities and trust common securities in liquidation of the Trust.

TRUST ENFORCEMENT EVENTS

    An event of default under the subordinated indenture relating to the 8 1/4% junior subordinated debt securities will be an event of default under the amended and restated trust agreement (a "Trust Enforcement Event").

    In addition, the voluntary or involuntary dissolution, winding up or termination of the Trust is also a Trust Enforcement Event, except in connection with:

    - the distribution of the 8 1/4% junior debt to holders of the 8 1/4% Capital Securities and trust common securities of the Trust,

    - the redemption of all of the 8 1/4% Capital Securities and trust common securities of the Trust, and

    - mergers, consolidations or amalgamations permitted by the amended and restated trust agreement.

    Under the amended and restated trust agreement, the holder of the trust common securities will be deemed to have waived any Trust Enforcement Event with respect to the trust common securities until all Trust Enforcement Events with respect to the 8 1/4% Capital Securities have been cured, waived or otherwise eliminated. Until all Trust Enforcement Events with respect to the 8 1/4% Capital Securities have been so cured, waived, or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of the 8 1/4% Capital Securities and only those holders will have the right to direct the property trustee with respect to certain matters under the amended and restated trust agreement and the subordinated indenture. In the event that any Trust Enforcement Event with respect to the 8 1/4% Capital Securities is waived by the holders of the 8 1/4% Capital Securities as provided in the amended and restated trust agreement, the holder of the trust common securities has agreed that the waiver also constitutes a waiver of the Trust Enforcement Event with respect to the trust common securities for all purposes under the amended and restated trust agreement without any further act, vote or consent of the holder of trust common securities of the Trust.

    Upon the occurrence of a Trust Enforcement Event, the property trustee of the Trust, as the sole holder of the 8 1/4% junior subordinated debt securities, will have the right under the subordinated indenture to declare the principal of, interest and premium, if any, on the 8 1/4% junior debt to be immediately due and payable.

    If the property trustee of the Trust fails to enforce its rights under the amended and restated trust agreement or the subordinated indenture to the fullest extent permitted by law and subject to the terms of the amended and restated trust agreement and the subordinated indenture, any holder of the 8 1/4% Capital Securities may sue us, or seek other remedies, to enforce the property trustee's rights under the amended and restated trust agreement or the subordinated indenture without first instituting a legal proceeding against the property trustee or any other person. If a Trust Enforcement Event occurs and is continuing as a result of our failure to pay, when applicable, principal of or interest or premium, if any, on the 8 1/4% junior subordinated debt securities held by the Trust, then a holder of the 8 1/4%

Capital Securities may directly sue us, or seek other remedies, to collect its proportionate share of payments owed.

ADDITIONAL TERMS OF THE 8 1/4% CAPITAL SECURITIES

    For information regarding "REMOVAL AND REPLACEMENT OF TRUSTEES," "MERGERS, CONSOLIDATIONS OR AMALGAMATIONS OF THE TRUST," "VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT," "CONCERNING THE PROPERTY TRUSTEE," "CONCERNING THE DELAWARE TRUSTEE" and "CONCERNING THE ADMINISTRATIVE TRUSTEES," see the subsections with these headings under "DESCRIPTION OF SECURITIES--DESCRIPTION OF TRUST PREFERRED SECURITIES" in the accompanying prospectus.

           DESCRIPTION OF 8 1/4% JUNIOR SUBORDINATED DEBT SECURITIES

    Specific terms of the 8 1/4% junior subordinated debt securities are summarized below. This summary is not complete and should be read together with the "DESCRIPTION OF SECURITIES--DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES" in the accompanying prospectus, and to the extent it is inconsistent with the description in the accompanying prospectus, replaces that description. The forms of the subordinated indenture and the supplemental indenture under which the 8 1/4% junior debt will be issued were filed as exhibits to the registration statement relating to this prospectus supplement, and you should read these documents for provisions that may be important to you. The subordinated indenture will be qualified as an indenture under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the 8 1/4% junior debt.

    The 8 1/4% junior debt will mature on July 31, 2031, and it is our unsecured obligation and will be subordinate in right of payment to our Senior Debt (as defined below). Our obligations under the 8 1/4% junior debt are not guaranteed by our subsidiaries.

GENERAL

    The 8 1/4% junior subordinated debt securities will be issued as a separate series under the subordinated indenture with terms corresponding to the terms of the 8 1/4% Capital Securities. Concurrently with the issuance and sale of the 8 1/4% Capital Securities, the Trust will invest the proceeds of such sale, and the consideration paid by us for the trust common securities, in the 8 1/4% junior debt. The 8 1/4% junior debt held by the Trust will be in an aggregate principal amount equal to the aggregate stated liquidation amount of the 8 1/4% Capital Securities and trust common securities.

    Because we are a holding company, our rights and the rights of our creditors, including the rights of the holders of our 8 1/4% junior subordinated debt securities, to participate in any distribution of assets of any of our subsidiaries when such subsidiary is liquidated or reorganized are subject to the prior claims of the subsidiary's creditors. Accordingly, the 8 1/4% junior debt will be effectively subordinated to all existing and future liabilities of our subsidiaries, and the Trust, as holder of the 8 1/4% junior debt, should look only to our assets for payments on the 8 1/4% junior debt.

DENOMINATIONS, REGISTRATION AND TRANSFER

    The 8 1/4% junior subordinated debt securities will be issuable only in registered form without coupons. The 8 1/4% junior debt will be exchangeable for other 8 1/4% junior debt, in authorized denominations, with the same aggregate principal amount, original issue date and maturity and bearing the same interest rate.

    The 8 1/4% junior debt may be presented for exchange, and may be presented for registration of transfer (with the form of transfer endorsed, or a duly executed satisfactory written instrument of transfer), at the office of The Chase Manhattan Bank. There will be no service charge for any exchange or registration of transfer, although payment of certain taxes and other governmental charges as described in the subordinated indenture may be required. We have appointed the subordinated indenture trustee as securities registrar under the subordinated indenture. If we designate any transfer agents (in addition to the securities registrar) with respect to the 8 1/4% junior debt, we may rescind that designation or approve a change in the location where such transfer agent acts at any time, provided that we maintain a transfer agent in each place of payment. We may designate additional transfer agents with respect to the 8 1/4% junior debt at any time.

    If a redemption occurs, neither we nor the subordinated indenture trustee will be required to (i) exchange or register the transfer of 8 1/4% junior debt during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of the 8 1/4% junior debt and ending at the close of business on the relevant redemption date or (ii) exchange or transfer any 8 1/4% junior debt so selected for redemption, except any portion of 8 1/4% junior debt not being redeemed in a partial redemption.

OPTION TO DEFER INTEREST PAYMENTS

    As long as we are not in default of the subordinated indenture relating to the 8 1/4% junior subordinated debt securities, we will have the right to periodically defer payment of interest for an extension period of up to 20 consecutive quarterly interest periods. During any such extension period, we will be subject to certain restrictions as described below under "--RESTRICTIONS ON CERTAIN PAYMENTS." The extension period may not extend beyond July 31, 2031, the maturity date of the 8 1/4% junior debt. Certain United States federal income tax consequences if we defer payment of interest and other considerations applicable to the 8 1/4% junior debt are described under "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES."

    We must give the property trustee, the administrative trustees and the subordinated indenture trustee notice of our election of any extension period (or an extension of an extension period) at least five business days before the earlier of:

    - the next succeeding date distributions on the 8 1/4% Capital Securities would have been payable except for the election to begin or extend such extension period; or

    - the date the administrative trustees are required to give notice to any applicable self-regulatory organization or to holders of the 8 1/4% Capital Securities of the record date or the date such distributions are payable, but in any event not less than five business days prior to such record date.

    The administrative trustees shall give notice of our election to begin any such extension period to the holders of the 8 1/4% Capital Securities.

REDEMPTION AND PREPAYMENT

    We may redeem all (at any time under certain circumstances) or all or a part (after July 24, 2006) of the 8 1/4% junior subordinated debt securities. The redemption price for any 8 1/4% junior debt so redeemed will equal 100% of the principal amount plus any accrued and unpaid interest to the redemption date.

    If a Special Event (as defined in "DESCRIPTION OF 8 1/4% CAPITAL SECURITIES--REDEMPTION") regarding the Trust occurs and is continuing, we will have the option to prepay all (but not a part) of the 8 1/4% junior debt held by the Trust at any time within 90 days of the date of such Special Event, subject to the provisions of the subordinated indenture and whether or not the 8 1/4% junior debt is then otherwise redeemable at our option. The prepayment price for any 8 1/4% junior debt so prepaid will be equal to the outstanding principal amount of 8 1/4% junior debt, plus accrued and unpaid interest on the 8 1/4% junior debt to the prepayment date. For so long as the Trust is the holder of all the 8 1/4% junior debt, the proceeds of any such prepayment will be used by the Trust to redeem the 8 1/4% Capital Securities and trust common securities in accordance with their terms.

    Notice of any redemption or prepayment will be mailed at least 20 days but not more than 60 days before the redemption or prepayment date to each holder of 8 1/4% junior debt to be redeemed or prepaid at its registered address. Unless we default in payment of the redemption or prepayment price and any interest accrued to the redemption or prepayment date, interest will stop accruing on the 8 1/4% junior debt (or the part called for redemption) as of the redemption or prepayment date.

RESTRICTIONS ON CERTAIN PAYMENTS

    We will covenant that we will not, and will not permit any of our subsidiaries to:

    - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock,

    - make any payment of principal, any premium or any interest on or repay, repurchase or redeem any of our debt securities (including other series of junior subordinated debt securities) that rank equally with or junior in interest to the 8 1/4% junior subordinated debt securities, or

    - make any guarantee payments on any guarantee by us of the debt securities of any subsidiary if such guarantee ranks equally with or junior in interest to the 8 1/4% junior debt whenever we elect to defer the payment of stated interest on the 8 1/4% junior debt, and certain other payment restriction events occur, which are described in the accompanying prospectus under "DESCRIPTION OF SECURITIES--DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES--RESTRICTIONS ON CERTAIN PAYMENTS."

    However, we will be permitted to make:

    - dividends or distributions payable in our common stock,

    - any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of capital stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant to such plan,

    - payments under any guarantee with respect to the 8 1/4% Capital Securities, and

    - purchases of common stock relating to the issuance of common stock under any of our benefit plans for our directors, officers or employees or our dividend reinvestment plan.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF 8 1/4% CAPITAL SECURITIES

    If an event of default under the subordinated indenture relating to the failure to pay interest or principal on the 8 1/4% junior subordinated debt securities has occurred and is continuing, as a holder of 8 1/4% Capital Securities, you may institute a suit directly against us to enforce payment of the principal or interest on the 8 1/4% junior debt having a principal amount equal to the liquidation amount of your 8 1/4% Capital Securities. We may not amend the subordinated indenture to remove your right to bring such suit without the prior written consent of the holders of all of the outstanding 8 1/4% Capital Securities. If the right to bring such suit is removed, the Trust may become subject to the reporting obligations of the Securities Exchange Act of 1934. We will have the right under the subordinated indenture to set-off any payment made to you as a holder of 8 1/4% Capital Securities in connection with a suit brought directly against us or under the guarantee.

    You will not be able to directly exercise any remedies other than those described in the preceding paragraph unless there has been an event of default under the amended and restated trust agreement.

SUBORDINATION

    In the subordinated indenture, we have covenanted and agreed that any 8 1/4% junior subordinated debt securities will be subordinate and junior in right of payment to all Senior Debt (as defined below). When any payment or distribution of our assets is made due to any insolvency event of ours, the holders of Senior Debt will first be entitled to receive payment in full of principal, any premium and any interest on such Senior Debt before any payment of principal or interest on the 8 1/4% junior debt.

    If the maturity of the 8 1/4% junior debt is accelerated, the holders of all outstanding Senior Debt will first be entitled to receive payment in full of all amounts due on such Senior Debt before the holders of the 8 1/4% junior debt will be entitled to receive or retain any payment regarding principal or interest on the 8 1/4% junior debt. No payments on account of principal, any premium or any interest on the 8 1/4% junior debt may be made if a default in any payment with respect to Senior Debt has occurred and is continuing or an event of default with respect to any Senior Debt resulting in its acceleration, or if any judicial proceeding is pending with respect to any such default.

    "SENIOR DEBT," for purposes of this section, means:

    - any indebtedness of ours for borrowed or purchased money, whether or not evidenced by bonds, debentures, notes or other written instruments;

    - obligations of ours for reimbursement under letters of credit, banker's acceptances, security purchase facilities or similar facilities issued for our account;

    - any indebtedness or other obligations of ours with respect to commodity contracts, interest rate commodity and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements; and

    - any guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business) or other similar contingent obligations in respect of obligations of others of a type described above, whether or not such obligation is classified as a liability on a balance sheet prepared in accordance with generally accepted accounting principles;

in each case above whether outstanding on the date of execution of the subordinated indenture or thereafter incurred, other than obligations ranking on a parity with the 8 1/4% junior debt or ranking junior to the 8 1/4% junior debt. Senior Debt, for purposes of this section, does not include
(a) obligations to trade creditors or (b) any indebtedness of ours to any of our subsidiaries.

    The subordinated indenture places no limitation on the amount of Senior Debt that we may incur. We expect to periodically incur additional indebtedness and other obligations constituting Senior Debt. At March 31, 2001, we had outstanding approximately $659.4 million of debt, all of which was unsecured senior debt.

    Senior Debt will be entitled to the benefits of the subordination provisions in the subordinated indenture irrespective of the amendment, modification or waiver of any terms of the Senior Debt. We may not amend the subordinated indenture to change the subordination of any outstanding 8 1/4% junior debt without the consent of each holder of Senior Debt that the amendment would adversely affect.

RIGHTS OF HOLDERS OF 8 1/4% CAPITAL SECURITIES

    As a holder of the 8 1/4% Capital Securities, you will have the rights in connection with modifications to the subordinated indenture or when events of default under the subordinated indenture occur as described in the accompanying prospectus under "DESCRIPTION OF SECURITIES--DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES--MODIFICATION OF SUBORDINATED INDENTURE," "--JUNIOR SUBORDINATED DEBT SECURITY EVENTS OF DEFAULT" and "--ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES."

    We will covenant:

    - to maintain directly or indirectly 100% ownership of the trust common securities of the Trust, provided that certain successors which are permitted pursuant to the subordinated indenture may succeed to our ownership of the trust common securities,

    - not to voluntarily terminate, wind up or liquidate the Trust, except
      (a) in connection with a prepayment in full or a distribution of the 8 1/4% junior subordinated debt securities to you as a holder of 8 1/4% Capital Securities in exchange for such 8 1/4% Capital Securities on liquidation of the Trust, or (b) in connection with certain mergers, consolidations or amalgamations permitted by the amended and restated trust agreement, and

    - to use our reasonable efforts, consistent with the terms and provisions of the amended and restated trust agreement, to cause the Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

TRUST EXPENSES

    Pursuant to the subordinated indenture, we have agreed to pay all debts and other obligations (other than with respect to the 8 1/4% Capital Securities) and all costs and expenses of the Trust (including costs and expenses relating to the organization of the Trust, the fees and expenses of the trustees of the Trust and the costs and expenses relating to the operation of the Trust) and the offering of the 8 1/4% Capital Securities and to pay any and all taxes and all related costs and expenses (other than United States federal withholding taxes) to which the Trust might become subject.

ADDITIONAL TERMS OF THE 8 1/4% JUNIOR SUBORDINATED DEBT SECURITIES

    For information regarding "GLOBAL JUNIOR SUBORDINATED DEBT SECURITIES," "PAYMENT AND PAYING AGENT," "MODIFICATION OF SUBORDINATED INDENTURE," "JUNIOR SUBORDINATED DEBT SECURITY EVENTS OF DEFAULT," "CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS," "SATISFACTION AND DISCHARGE," "CONCERNING THE SUBORDINATED INDENTURE TRUSTEE" and "GOVERNING LAW," see the subsections with these headings under "DESCRIPTION OF SECURITIES--DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES" in the accompanying prospectus.

                          DESCRIPTION OF THE GUARANTEE

    Terms of our guarantee are described in the accompanying prospectus under the caption "DESCRIPTION OF SECURITIES--DESCRIPTION OF THE GUARANTEES." The following description supplements, and to the extent it is inconsistent, replaces, that description. The form of our guarantee was filed as an exhibit to the registration statement relating to this prospectus supplement, and you should read that document for provisions which are important to you.

    Our obligations under the guarantee are unsecured obligations, and will be subordinate and junior in right of payment to our Senior Debt, to the extent and in the same manner, as our obligations under the 8 1/4% junior subordinated debt securities. That subordination and the definition of term "Senior Debt" are discussed above under the caption "DESCRIPTION OF 8 1/4% JUNIOR SUBORDINATED DEBT SECURITIES--SUBORDINATION." Our obligations under the guarantee are not guaranteed by our subsidiaries.

    The terms of the 8 1/4% Capital Securities will provide that each holder of the 8 1/4% Capital Securities, by accepting those 8 1/4% Capital Securities, agrees to the subordination provisions and other terms of the guarantee.

                    AGREEMENT AS TO EXPENSES AND LIABILITIES

    We will enter into an agreement as to expenses and liabilities arising under the amended and restated trust agreement. The form of agreement as to expenses and liabilities was filed as an exhibit to the registration statement relating to this prospectus supplement, and you should read that document for provisions which are important to you.

    The agreement will provide that we will, with certain exceptions, irrevocably and unconditionally guarantee the full payment of any indebtedness, expenses or liabilities of the Trust to each person or entity to whom the Trust becomes indebted or liable. The exceptions are the obligations of the Trust to pay to the holders of the 8 1/4% Capital Securities and the trust common securities, or other similar interests in the Trust, the amounts due to the holders under the terms of those trust securities or those similar interests.

                      BOOK-ENTRY PROCEDURES AND SETTLEMENT

    Upon issuance, all book-entry 8 1/4% Capital Securities will be represented by one or more fully registered global certificates. Each global security will be deposited with DTC or its custodian and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

    The following is based on information furnished to us by DTC that we believe to be reliable, but we accept no responsibility for its accuracy:

    DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities that its participants ("Direct Participants") deposit with DTC. DTC facilitates the clearance and settlement of securities transactions among its Direct Participants in these securities through electronic book-entry changes in accounts of the Direct Participants, thereby eliminating the need for physical movement of securities certificates. DTC's Direct Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Persons who are not Direct Participants may beneficially own securities held by DTC only through Indirect Participants (as defined below).

    DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others including securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

    Purchases of securities within the DTC system must be made by or through Direct Participants, which will receive a credit for such securities on DTC's records. The ownership interest of each actual purchaser of securities ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

    To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities. DTC's records reflect only the identity of the Direct Participants to whose accounts the securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Although voting with respect to the 8 1/4% Capital Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the 8 1/4% Capital Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the 8 1/4% Capital Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Payments on the 8 1/4% Capital Securities will be made to DTC in immediately available funds. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the relevant payment date. Payments by Direct and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of the Direct or Indirect Participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is the responsibility of us and the property trustee, disbursement of the payments to Direct Participants is the responsibility of DTC, and disbursement of the payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    Except as provided in this prospectus supplement, a Beneficial Owner of 8 1/4% Capital Securities will not be entitled to receive physical delivery of securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the 8 1/4% Capital Securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

    DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us or the sponsor. Under those circumstances, in the event that a successor securities depositary is not obtained, 8 1/4% Capital Securities certificates will be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the 8 1/4% Capital Securities. In that event, certificates for the 8 1/4% Capital Securities will be printed and delivered to the holders of record.

    We have no responsibility for the performance by DTC or its Direct and Indirect Participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the principal United States federal income tax consequences of the purchase, ownership and disposition of the 8 1/4% Capital Securities. This summary is based on the United States federal income tax laws, regulations, administrative rulings and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis. Except where otherwise stated, this summary deals only with 8 1/4% Capital Securities held as capital assets by an investor who purchases the 8 1/4% Capital Securities upon their initial issuance in this offering. This summary does not address the tax consequences applicable to investors that may be subject to special tax rules such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold the 8 1/4% Capital Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of 8 1/4% Capital Securities. Further, it does not include any description of any alternative minimum or estate and gift tax consequences or the tax laws of any state, local or non-United States government that may be applicable to the 8 1/4% Capital Securities.

    As used in this section, a "U.S. Holder" is a beneficial owner of 8 1/4% Capital Securities that is an individual citizen or resident of the United States, a corporation, partnership or other business entity created or organized in or under the laws of the United States or any state or political subdivision thereof, an estate if its income is subject to United States federal income taxation regardless of source or a trust if a court within the United States is generally able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions. A "Non-U.S. Holder" is a beneficial owner of 8 1/4% Capital Securities other than a U.S. Holder.

    AS A PROSPECTIVE INVESTOR, YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISOR IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF
8 1/4% CAPITAL SECURITIES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

CLASSIFICATION OF THE TRUST

    The Trust is expected to be classified as a grantor trust for United States federal income tax purposes. As such, a U.S. Holder of 8 1/4% Capital Securities will be treated as owning a preferred undivided beneficial interest in the 8 1/4% junior subordinated debt securities held by the Trust and such U.S. Holder will be required to include in gross income the items of income realized with respect to its allocable share of those junior subordinated debt securities (whether or not distributed).

CHARACTERIZATION OF THE 8 1/4% JUNIOR SUBORDINATED DEBT SECURITIES

    We and the Trust will agree to treat the 8 1/4% junior debt as debt for United States federal income tax purposes. By accepting the 8 1/4% Capital Securities, investors will agree to treat the 8 1/4% junior debt as debt and to treat the 8 1/4% Capital Securities as evidence of an indirect beneficial ownership interest in the 8 1/4% junior debt.

INTEREST, ORIGINAL ISSUE DISCOUNT, PREMIUM AND MARKET DISCOUNT

    The 8 1/4% junior debt is not expected to be issued at a discount from its stated principal amount. Stated interest generally will be taxable to a U.S. Holder as ordinary interest income when received or accrued in accordance with the U.S. Holder's regular method of accounting for United States federal income tax purposes, so long as such interest constitutes "qualified stated interest" under applicable Treasury regulations. Qualified stated interest must be unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. Stated interest is considered to be unconditionally payable only if reasonable legal remedies exist to compel timely payment or the debt instrument otherwise provides terms and conditions that make the likelihood of late payment (other than late payment that occurs within a reasonable grace period) or non-payment a "remote" contingency.

    We have the right, at any time and from time to time during the term of the 8 1/4% junior debt, to defer the payment of stated interest up to 20 consecutive quarterly interest periods. Unless the likelihood of exercise of such right to defer is remote, the stated interest on the 8 1/4% junior debt would not constitute qualified stated interest, and the 8 1/4% junior debt would be issued with original issue discount ("OID") for United States federal income tax purposes. During any such extension period, we and our subsidiaries may not make certain payments. See "DESCRIPTION OF 8 1/4% JUNIOR SUBORDINATED DEBT SECURITIES--OPTION TO DEFER INTEREST PAYMENTS" and "--RESTRICTIONS ON CERTAIN PAYMENTS." We currently believe that the adverse impact that the imposition of such restrictions would have on us and on the value of our equity securities makes the likelihood of our exercising such right to defer payments of stated interest on the 8 1/4% junior debt remote. Accordingly, we believe that the stated interest on the 8 1/4% junior debt should be considered qualified stated interest that is unconditionally payable, and that the 8 1/4% junior debt should not be treated as issued with OID.

    If we exercise our right to defer payments of stated interest, however, the 8 1/4% junior debt will be deemed to have been retired and reissued at their adjusted issue price at such time, and the 8 1/4% junior debt thereafter will be treated as issued with OID. In such case, all subsequent payments of stated interest will not constitute qualified stated interest and instead will be taken into account by U.S. Holders as OID. If the payments of stated interest on the 8 1/4% junior debt were treated as OID (either because we exercise the right to defer stated interest payments or because the likelihood of exercise of such right was not remote at the time of issuance), a U.S. Holder of 8 1/4% Capital Securities, would be required to accrue such OID into gross income over time on a constant yield basis, regardless of such U.S. Holder's regular method of tax accounting. If a U.S. Holder sells 8 1/4% Capital Securities before the record date for payment of distributions on such 8 1/4% Capital Securities following an extension period, such U.S. Holder will be required to include OID in gross income for the period of time prior to the sale but will not receive any cash related thereto from the Trust. The amount of OID that accrues in any quarterly period will approximately equal the amount of the stated interest that accrues in that quarterly period at the stated interest rate on the 8 1/4% junior debt. Thus, if the interest payment period is extended, a U.S. Holder will accrue OID approximately equal to the amount of the stated interest payment due at the end of the extended interest payment period on an economic accrual basis over the length of the extended interest period.

    A U.S. holder of 8 1/4% Capital Securities that is a corporation will not be entitled to a dividends-received deduction with respect to any income earned on the 8 1/4% Capital Securities.

RECEIPT OF 8 1/4% JUNIOR SUBORDINATED DEBT SECURITIES UPON LIQUIDATION OF THE
  TRUST

    As described under "DESCRIPTION OF 8 1/4% CAPITAL SECURITIES--DISTRIBUTION OF 8 1/4% JUNIOR SUBORDINATED DEBT SECURITIES," the 8 1/4% junior debt may be distributed in exchange for 8 1/4% Capital Securities and in liquidation of the Trust. Assuming that the Trust is classified as a grantor trust for United States federal income tax purposes, such a distribution would be treated as a non-taxable event under current United States federal income tax law. Accordingly, a U.S. Holder would acquire aggregate tax basis in its allocable share of the 8 1/4% junior debt equal to such U.S. Holder's aggregate tax basis in the 8 1/4% Capital Securities, and the holding period for the 8 1/4% junior debt would include the period for which the 8 1/4% Capital Securities were held by the U.S. Holder. If, however, the liquidation of the Trust were to occur because the Trust is subject to United States federal income tax with respect to income accrued or received on the 8 1/4% junior debt, the distribution of the 8 1/4% junior debt to a U.S. Holder of 8 1/4% Capital Securities could be a taxable event to both the Trust and the U.S. Holder. In that event, a U.S. Holder would recognize gain or loss as if the 8 1/4% Capital Securities had been sold in exchange for the 8 1/4% junior debt received upon the liquidation of the Trust. Also, the tax basis of the 8 1/4% junior debt would equal their fair market value at the time of the taxable distribution and a new holding period would begin when the 8 1/4% junior debt is received by a U.S. Holder. Upon a distribution by the Trust of the 8 1/4% junior debt (whether or not a taxable event) a U.S. Holder will be subject to United States federal income tax on stated interest or OID in respect of 8 1/4% junior debt received from the Trust in the manner described under "--INTEREST, ORIGINAL ISSUE DISCOUNT, PREMIUM AND MARKET DISCOUNT."

SALE OR REDEMPTION OF 8 1/4% CAPITAL SECURITIES

    Upon a sale or other taxable disposition of 8 1/4% Capital Securities (including a redemption for cash), a U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition (other than amounts attributable to accrued but unpaid interest which has not yet been included in gross income, which will be treated as ordinary interest income) and such U.S. Holder's adjusted tax basis in the securities sold or redeemed. Your adjusted tax basis in the 8 1/4% Capital Securities generally will equal their initial purchase price increased by any OID previously includible in gross income, and decreased by payments received on the 8 1/4% Capital Securities (other than payments of qualified stated interest). Any such gain or loss generally will be long-term capital gain or loss if the 8 1/4% Capital Securities were held for more than one year. Certain U.S. Holders (including individuals) are eligible for preferential rates of United States federal income taxation. The deduction of capital losses is subject to certain limitations under the United States federal income tax law.

NON-U.S. HOLDERS

    Payments of stated interest that are made to a Non-U.S. Holder generally will not be subject to United States federal income or withholding tax if the non-U.S. holder:

    - does not hold the 8 1/4% Capital Securities in connection with the conduct of a trade or business within the United States;

    - does not own (directly or indirectly, actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote;

    - is not a controlled foreign corporation that is related to us through stock ownership;

    - is not a bank receiving interest in respect of an extension of credit made pursuant to a loan agreement in the ordinary course of its trade or business; and

    - certain certification requirements are satisfied.

    In order to satisfy the certification requirements, (a) the beneficial owner of the 8 1/4% Capital Securities, under penalties of perjury, must provide us or our agent with its name and address and certify that such beneficial owner is not a United States person, or (b) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") must certify to us or our agent, under penalties of perjury, that such a statement has been received by it from the beneficial owner of the 8 1/4% Capital Securities or another financial institution, and must furnish us or our agent a copy thereof. Alternatively, the certification under penalties of perjury described above can be provided by a qualified intermediary on behalf of one or more beneficial owners of 8 1/4% Capital Securities or other intermediaries, provided that such qualified intermediary has entered into a withholding agreement with the Internal Revenue Service and certain other conditions are met. The requisite certification by a beneficial owner of 8 1/4% Capital Securities can be made on IRS Form W-8BEN.

    A Non-U.S. Holder generally will not be subject to United States federal withholding or income tax on any gain realized upon the sale or other taxable disposition of the 8 1/4% Capital Securities. However, if a Non-U.S. Holder holds the 8 1/4% Capital Securities in connection with a trade or business conducted within the United States, such Non-U.S. Holder may be subject to United States federal income tax, and possibly branch profits tax, on such gain as well as other income derived from the 8 1/4% Capital Securities. In addition, special rules may apply to (i) a nonresident alien individual who is present in the United States for 183 days or more and (ii) certain former citizens and residents of the United States.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

    The Trust annually will report to holders of the 8 1/4% Capital Securities and to the Internal Revenue Service ("IRS") the amount of the interest income received or the OID accrued during each calendar year in respect of the 8 1/4% junior debt, and any gross proceeds received from the retirement or redemption of the 8 1/4% junior debt. The Trust currently intends to deliver such reports to holders of record before January 31 following each calendar year on IRS
Form 1099. It is anticipated that persons who hold 8 1/4% Capital Securities as nominees for beneficial owners will report the required tax information to beneficial owners on IRS Form 1099.

    Payments made on, and proceeds from the sale of, the 8 1/4% Capital Securities may be subject to a "backup" withholding tax (currently at a 31% rate) unless a holder complies with certain identification requirements or demonstrates that eligibility for an exemption from backup withholding tax (including exceptions for corporations and non-United States persons). A Non-U.S. Holder can demonstrate its exempt status by providing the certification described above on IRS Form W-8BEN. Any withheld amounts may be allowed as a credit against the United States federal income tax liability of a holder, or as a refund, if the required information is provided to the IRS.

    THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE
8 1/4% CAPITAL SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-UNITED STATES AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                              ERISA CONSIDERATIONS

    ERISA and the Internal Revenue Code impose requirements on plans and fiduciaries of plans that are employee benefit plans, as defined in
Section 3(3) of ERISA, that are subject to Title I of ERISA; a plan, as defined in Section 4975(e)(1) of the Internal Revenue Code, that is subject to
Section 4975 of the Internal Revenue Code, including individual retirement accounts or Keogh plans; and an entity whose underlying assets include plan assets by reason of a plan's investment in that entity, including insurance company general accounts. A plan fiduciary considering an investment in the 8 1/4% Capital Securities should determine, among other factors, whether that investment is permitted under the governing plan instruments, is appropriate for the plan in view of its overall investment policy and the composition and diversification of its portfolio and is prudent considering the factors discussed in this prospectus supplement and the accompanying prospectus.

    ERISA and the Internal Revenue Code prohibit various transactions involving the assets of a plan and persons referred to as parties in interest under ERISA or disqualified persons under the Internal

Revenue Code. A prohibited transaction could subject disqualified persons to excise taxes and impose other liabilities on plan fiduciaries, unless exemptive relief is available under an applicable statutory or administrative exemption. Such administrative exemptions include prohibited transaction class exemption ("PTCE") 96-23 (for certain transactions effected by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). A plan fiduciary considering an investment in the 8 1/4% Capital Securities should consider whether that investment might constitute a prohibited transaction under ERISA or the Internal Revenue Code, and whether exemptive relief is available.

    A number of employee benefit plans, such as foreign plans, governmental plans, as defined in Section 3(32) of ERISA, and certain church plans, as defined in Section 3(33) of ERISA, are not subject to the restrictions of ERISA. As a result, assets of these plans may be invested in the 8 1/4% Capital Securities without regard to the ERISA restrictions, subject to the provisions of any other applicable federal or state law. You should note, however, that any governmental plan or church plan that is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Internal Revenue Code is subject to the prohibited transaction rules set forth in Section 503 of the Internal Revenue Code.

PROHIBITED TRANSACTION CONSIDERATIONS

    TREATMENT OF TRUST ASSETS AS PLAN ASSETS. A transaction involving the operation of the Trust might constitute a prohibited transaction under ERISA and the Internal Revenue Code if assets of the Trust were deemed to be assets of an investing plan. The United States Department of Labor ("DOL") has issued regulations, called the plan asset regulations, addressing whether the assets of a plan would include the assets of an entity in which the plan has invested for purposes of the fiduciary responsibility provisions of ERISA and the prohibited transaction provision of ERISA and the Internal Revenue Code. In general, under the plan asset regulations, when a plan acquires an equity interest in an entity such as the Trust, the assets of the plan include both the equity interest and an undivided interest in each of the underlying assets of the entity unless the exceptions set forth in the regulations apply. In general, an equity interest is defined under the plan asset regulations and any interest in an entity, other than an instrument that is treated as indebtedness under applicable local law and has no substantial equity features, and includes a beneficial interest in a trust.

    If the assets of the Trust are deemed to be the assets of an investing plan, any person who has discretionary authority or control with respect to the Trust assets, and any person who provides investment advice for a fee with respect to the Trust assets, will be a fiduciary of the investing plan. This fiduciary status would increase the scope of activities that would constitute prohibited transactions under ERISA and the Internal Revenue Code.

    EXCEPTION FOR INSIGNIFICANT PARTICIPATION BY BENEFIT PLAN INVESTORS. The plan asset regulations provide that the assets of an entity such as the Trust will not be deemed to be the assets of an investing plan if equity participation in the entity by benefit plan investors, such as employee benefit plans or individual retirement accounts, is not significant. An equity participation in an entity is not deemed to be significant if benefit plan investor's hold less than 25% of the value of each class of equity interests in that entity. In calculating the value of a class of equity interests, the value of any equity interests held by us, the property trustee or any of our or their affiliates must be excluded. We cannot assure you that benefit plan investors will hold less than 25% of the value of each class of equity interests in the Trust.

    EXCEPTION FOR PUBLICLY OFFERED SECURITIES The plan asset regulations provide that the issuer of a publicly-offered security acquired by a plan will not be deemed to hold plan assets solely because of that acquisition. A publicly-offered security is a security that is freely transferable, part of a class of securities that is owned by 100 or more investors independent of the issuer and one another and either:

    - part of a class of securities registered under the Exchange Act; or

    - sold to the plan as part of an offering of securities to the public under the Securities Act; PROVIDED, HOWEVER, that the class of securities of which the security is a part must be registered under the Exchange Act within 120 days, or later if allowed by the SEC, after the end of the fiscal year of the issuer during which the offering of the securities to the public occurred.

    The underwriters expect that the 8 1/4% Capital Securities will qualify as publicly offered securities under the plan asset regulations. We cannot assure you that the 8 1/4% Capital Securities will be held by 100 or more independent investors, however, and no monitoring or other measures will be taken to insure that this requirement of the publicly offered security exception will be satisfied. If the 8 1/4% Capital Securities do not qualify as publicly offered securities under the plan asset regulations, the assets of the Trust may be deemed the assets of any plan that invests in the 8 1/4% Capital Securities. In that event, transactions involving the Trust and either parties in interest or disqualified persons with respect to an investing plan might be prohibited under ERISA or the Internal Revenue Code and could subject disqualified persons to excise taxes and impose other liabilities on plan fiduciaries, unless exemptive relief is available under an applicable statutory or administrative exemption.

    We suggest that plan fiduciaries or other persons considering an investment in the 8 1/4% Capital Securities on behalf of or with the assets of a plan consult their own counsel regarding the consequences to the plan of that investment, including the consequence to the plan if the assets of the Trust were to become subject to the fiduciary and prohibited transaction rules of ERISA and the Internal Revenue Code.

ADDITIONAL CONSIDERATIONS FOR INSURANCE COMPANY GENERAL ACCOUNTS

    In JOHN HANCOCK MUT. LIFE INS. CO. V. HARRIS TRUST AND SAV. BANK, 510 U.S. 86 (1993), the United States Supreme Court held that, under some circumstances, assets held in an insurance company's general account may be deemed to be assets of plans that were issued policies supported by that general account.

    The Small Business Job Protection Act of 1996 added a new section of ERISA relating to the status of the assets of insurance company general accounts under ERISA and the Internal Revenue Code. This new section provides that assets underlying general account policies issued before December 31, 1998 will not be considered assets of a plan to the extent the criteria set forth in DOL regulations are satisfied. This new section also requires the DOL to issue regulations establishing those criteria. On January 4, 2000, the DOL issued final regulations, called the general account regulations, for this purpose. The general account regulations became effective on July 5, 2001. The general account regulations provide that, when a plan acquires a policy issued by an insurance company on or before December 31, 1998 which is supported by assets of the insurance company's general account, the assets of the plan will include the policy but not the underlying assets of the general account to the extent the requirements set forth in the general account regulations are satisfied. The general account regulations do not apply to any general account policies issued after December 31, 1998.

    We suggest that plan fiduciaries or other persons considering an investment in the 8 1/4% Capital Securities on behalf of an insurance company general account consult their own counsel regarding the effect of the JOHN HANCOCK decision and the general account regulations on that investment.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, each of the underwriters named below has severally agreed to purchase, and the Trust has agreed to sell to each of the underwriters, for whom Morgan Stanley & Co. Incorporated and UBS Warburg LLC are acting as the representatives, severally, the number of 8 1/4% Capital Securities listed opposite its name below:

                                                                 NUMBER OF
                                                              8 1/4% CAPITAL
UNDERWRITER                                                     SECURITIES
-----------                                                   ---------------
Morgan Stanley & Co. Incorporated...........................      1,944,000

UBS Warburg LLC.............................................      1,944,000

A.G. Edwards & Sons, Inc....................................      1,944,000

Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................      1,944,000

Salomon Smith Barney Inc....................................      1,944,000

BNY Capital Markets, Inc....................................        120,000

Banc One Capital Markets, Inc...............................        120,000

CIBC World Markets Corp.....................................        120,000

Dain Rauscher Incorporated..................................        120,000

Deutsche Banc Alex. Brown Inc...............................        120,000

First Union Securities, Inc.................................        120,000

H&R BLOCK Financial Advisors, Inc...........................        120,000

HSBC Securities (USA) Inc...................................        120,000

J.P. Morgan Securities Inc..................................        120,000

Legg Mason Wood Walker, Inc.................................        120,000

M&T Securities Inc..........................................        120,000

McDonald Investments Inc., a KeyCorp Company................        120,000

Mellon Financial Markets, LLC...............................        120,000

Prudential Securities Incorporated..........................        120,000

Quick & Reilly, Inc.........................................        120,000

Raymond James & Associates, Inc.............................        120,000

Charles Schwab & Co., Inc...................................        120,000

U.S. Bancorp Piper Jaffray Inc..............................        120,000

Wachovia Securities, Inc....................................        120,000
                                                                -----------

    Total...................................................     12,000,000
                                                                ===========

    The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the 8 1/4% Capital Securities are subject to the approval of specified legal matters by their counsel and to other conditions. In the underwriting agreement, the several underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the 8 1/4% Capital Securities offered hereby if any 8 1/4% Capital Securities are purchased.

    The underwriters have advised us that they propose to offer the 8 1/4% Capital Securities directly to the public initially at the offering price set forth on the cover page of this prospectus supplement, and to certain dealers at that price less a discount not in excess of $0.50 per 8 1/4% Capital Security. The underwriters may allow, and those dealers may reallow, a concession to certain other dealers not in excess of $0.45 per 8 1/4% Capital Security. After the initial offering of the 8 1/4% Capital Securities, the public offering price, concession and other selling terms may be changed.

    The Trust has granted an option to the underwriters, exercisable during the 30-day period after the date of this prospectus supplement, to purchase up to an aggregate of 1,800,000 additional 8 1/4% Capital Securities at the price to the public set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments, if any. If the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the additional 8 1/4% Capital Securities which the number of 8 1/4% Capital Securities to be purchased by it shown in the foregoing table bears to the 12,000,000 8 1/4% Capital Securities offered by this prospectus supplement.

    Because the proceeds of the sale of the 8 1/4% Capital Securities will ultimately be used to purchase our 8 1/4% junior debt, the underwriting agreement provides that we will pay to the underwriters as compensation for their services $0.7875 per 8 1/4% Capital Security or $9,450,000 in the aggregate. If the underwriters exercise the over-allotment option, we will pay $0.7875 per 8 1/4% Capital Security for their services, or up to an additional $1,417,500 in the aggregate. We will also pay other expenses of the offering, which we expect to be approximately $425,000.

    We and the Trust have agreed that, during the period beginning on the date of the underwriting agreement and continuing to and including the closing under the underwriting agreement, neither will offer, sell, contract to sell or otherwise dispose of any of our securities or securities of the Trust that are substantially similar to the 8 1/4% Capital Securities, or that are convertible into or exchangeable for, or otherwise represent a right to acquire, any such securities, except in this offering or with the prior written consent of the representatives.

    Prior to this offering, there has been no market for the 8 1/4% Capital Securities. The Trust plans to list the 8 1/4% Capital Securities on the New York Stock Exchange, and trading of the 8 1/4% Capital Securities is expected to begin within a 30-day period after the 8 1/4% Capital Securities are first issued. In order to meet all of the requirements for listing the 8 1/4% Capital Securities on the New York Stock Exchange, the underwriters have agreed to sell in lots of 100 or more the 8 1/4% Capital Securities to a minimum of 400 beneficial holders. The underwriters have advised us that they intend to make a market in the 8 1/4% Capital Securities prior to commencement of trading on the New York Stock Exchange, but they are not obligated to do so and may discontinue market making at any time without notice. We cannot assure you as to the liquidity of the trading market for the 8 1/4% Capital Securities.

    In order to facilitate the offering of the 8 1/4% Capital Securities, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the 8 1/4% Capital Securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the 8 1/4% Capital Securities for their account. In addition, to cover over-allotments or to stabilize the price of the 8 1/4% Capital Securities, the underwriters may bid for, and purchase, the 8 1/4% Capital Securities in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the 8 1/4% Capital Securities in the offering if the syndicate repurchases previously distributed 8 1/4% Capital Securities in transactions to cover syndicate short positions, in stabilization transactions, or otherwise. Any of these activities may stabilize or maintain the market price of the 8 1/4% Capital Securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

    We have agreed to indemnify the underwriters against, or contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

    Some of the underwriters, or their affiliates, engage in transactions with, and from time to time have performed services for, us and our subsidiaries in the ordinary course of business. UBS Warburg LLC is acting as our financial advisor in connection with the RGS Energy transaction, for which it will receive customary compensation.

                                 LEGAL MATTERS

    Certain matters of Delaware law relating to the validity of the 8 1/4% Capital Securities, the enforceability of the amended and restated trust agreement and the formation of the Trust will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to us and the Trust. The validity of the guarantee and the 8 1/4% junior subordinated debt securities will be passed upon for us by Huber Lawrence & Abell, New York, New York, and for the underwriters by Shearman & Sterling, New York, New York. As of July 13, 2001, members of Huber Lawrence & Abell owned 4,884 Energy East shares.

PROSPECTUS

                                 $1,000,000,000

                            ENERGY EAST CORPORATION

                             SENIOR DEBT SECURITIES
                      JUNIOR SUBORDINATED DEBT SECURITIES

                          ENERGY EAST CAPITAL TRUST I
                          ENERGY EAST CAPITAL TRUST II

                           TRUST PREFERRED SECURITIES
                 GUARANTEED, TO THE EXTENT DESCRIBED HEREIN, BY

                            ENERGY EAST CORPORATION

                                ---------------

    This prospectus contains summaries of the general terms of these securities. Energy East or the applicable Energy East Capital Trust will provide the specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

    This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. Any statement contained in this prospectus will be deemed to be modified or superseded by any inconsistent statement contained in an accompanying prospectus supplement.

                            ------------------------


                  The date of this prospectus is July 3, 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
ABOUT THIS PROSPECTUS.......................................      3

WHERE YOU CAN FIND MORE INFORMATION.........................      3

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...      5

ENERGY EAST CORPORATION.....................................      6

RECENT DEVELOPMENTS.........................................      7

THE TRUSTS..................................................      7

USE OF PROCEEDS.............................................      8

RATIO OF EARNINGS TO FIXED CHARGES..........................      8

DESCRIPTION OF SECURITIES...................................      9

  Description of Senior Debt Securities.....................      9

  Description of Junior Subordinated Debt Securities........     17

  Description of Trust Preferred Securities.................     27

  Description of the Guarantees.............................     36

  Agreement as to Expenses and Liabilities..................     39

  Relationship Among the Trust Preferred Securities, the
    Guarantees and the Junior Subordinated Debt Securities
    held by the Trusts......................................     39

  Accounting Treatment......................................     40

PLAN OF DISTRIBUTION........................................     40

EXPERTS.....................................................     41

LEGAL MATTERS...............................................     41

                            ------------------------

    In this prospectus, references to "we," "us," "our" and "Energy East" refer to Energy East Corporation.

                            ------------------------

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that Energy East, Energy East Capital Trust I and Energy East Capital Trust II filed with the SEC utilizing a "shelf" registration process. Under this shelf registration process, any combination of the securities described in this prospectus may be sold from time to time in one or more offerings of one or more series up to a total dollar amount of $1,000,000,000. This prospectus only provides you with a general description of the securities that may be offered. Each time securities are sold, a "prospectus supplement" will be provided which will contain specific information about the terms of that offering. Material United States Federal income tax considerations that may be applicable to the offered securities will also be discussed in the applicable prospectus supplement. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "WHERE YOU CAN FIND MORE INFORMATION."

    We believe that we have included or incorporated by reference in this prospectus all information material to investors, but certain details that may be important for specific investment purposes have not been included. For more detail, you should read the exhibits filed with or incorporated by reference into the registration statement.

                      WHERE YOU CAN FIND MORE INFORMATION

AVAILABLE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's Public Reference Room and at its Regional Offices at:

Public Reference Room        New York Regional Office     Chicago Regional Office
Room 1024                    Suite 1300                   Citicorp Center
Judiciary Plaza              7 World Trade Center         Suite 1400
450 Fifth Street, N.W.       New York, NY 10048           500 West Madison Street
Washington, DC 20549                                      Chicago, IL 60661-2511

    You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide website that the SEC maintains at http://www.sec.gov. In addition, materials and information concerning us can be inspected at the New York Stock Exchange, 20 Broad Street, 7th Floor, New York, New York 10005, where our common stock is listed.

    This prospectus is part of a registration statement that we filed with the SEC. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the indentures, trust agreements and any other document establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

INCORPORATION BY REFERENCE

    The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. The information filed with the SEC in the future will automatically update and supersede this information.

    We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until all of the securities being offered under this prospectus or any prospectus supplement are sold:

    - Our Annual Report on Form 10-K for the year ended December 31, 2000.

    - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

    - Our Current Report on Form 8-K dated February 16, 2001.

    Documents that we file and which are incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit into this prospectus. You may obtain documents that we file and which are incorporated by reference in this prospectus by writing or telephoning:

                            ENERGY EAST CORPORATION
                              Shareholder Services
                                 P.O. Box 3200
                          Ithaca, New York 14852-3200
                                 (800) 225-5643


    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS IS DATED JULY 3, 2001. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF SUCH DOCUMENTS.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus, any accompanying prospectus supplement and the additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION" may contain some forward-looking statements that involve risks and uncertainties. We may make these statements about our financial condition, results of operations and business. These statements may be made directly in this prospectus or any accompanying prospectus supplement, or may be "incorporated by reference" from other documents filed with the SEC. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to differ from those indicated by such forward-looking statements include, among others, the following:

    - the risk of a significant delay in the expected completion of, and unexpected consequences and integration complications resulting from, our merger with RGS Energy Group, Inc.;

    - the highly competitive nature of the electric, natural gas and energy marketing industries, including the speed and degree to which competition enters these industries and the risk that other companies will further expand into markets in which we operate;

    - the risk that fluctuating wholesale energy prices may affect earnings;

    - the risk of favorable customer contracts expiring or being renewed on less attractive terms;

    - the risks associated with future weather conditions;

    - the risks associated with changes in customer demographics in our service territories and the pursuit of new markets;

    - the risk that expected synergies from the RGS Energy Group merger, and our prior mergers, may not be obtained and retained;

    - changes in terms of regulation by state public service commissions;

    - regulatory issues, including the pace of deregulation of the retail natural gas and electricity markets in the United States;

    - the availability and cost of capital;

    - inflation;

    - exposure to environmental issues and liabilities, as well as potential changes in environmental regulations; and

    - other considerations that may be disclosed from time to time in our publicly disseminated documents or filings.

    You should not place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or any prospectus supplement, or, in the case of a document incorporated by reference, the date of that document.

    The cautionary statements in this section expressly qualify, in their entirety, all subsequent forward-looking statements attributable to us or any person acting on our behalf. We do not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances occurring after the date of this prospectus, any prospectus supplement or documents incorporated by reference.

                            ENERGY EAST CORPORATION

    We are a New York public utility holding company organized in 1997. We are a super-regional energy services and delivery company with operations in New York, Connecticut, Massachusetts, Maine, New Hampshire and New Jersey and corporate offices in New York and Maine. On February 8, 2000, we completed our merger with Connecticut Energy Corporation, which is a holding company primarily engaged in the retail distribution of natural gas in Connecticut through its wholly-owned subsidiary, The Southern Connecticut Gas Company. On September 1, 2000, we completed our mergers with CMP Group, Inc., CTG Resources, Inc. and Berkshire Energy Resources. CMP Group is a holding company and its principal operating subsidiary, Central Maine Power Company, is primarily engaged in transmitting and distributing electricity generated by others to retail customers in Maine. CTG Resources, also a holding company, is the parent company of Connecticut Natural Gas Corporation, a regulated natural gas distribution company in Connecticut. Berkshire Energy is a holding company and the parent company of The Berkshire Gas Company, a regulated local natural gas distribution company that operates in western Massachusetts.

    Our principal energy delivery business is transmitting and distributing electricity in New York and Maine and transporting, storing and distributing natural gas in New York, Connecticut, Maine, Massachusetts and New Hampshire. We also generate electricity from our share of a nuclear plant and our several hydroelectric stations and serve approximately 1.4 million electricity customers and 600,000 natural gas customers. Our service territories reflect diversified economies, including high-tech firms, insurance, light industry, pulp and paper industry, ship building, colleges and universities, agriculture, fishing and recreational facilities. No customer accounts for 1% or more of either electric or natural gas revenues.

    Our address is P.O. Box 12904, Albany, New York 12212-2904 and our telephone number is (518) 434-3049.

UTILITY OPERATIONS

    NEW YORK STATE ELECTRIC & GAS CORPORATION. New York State Electric & Gas Corporation ("NYSEG") is a public utility company engaged in transmitting and distributing electricity and transporting, storing and distributing natural gas. NYSEG also generates electricity from its share of a nuclear plant and its several hydroelectric stations. NYSEG's service territory, 99% of which is located outside the corporate limits of cities, is in the central, eastern and western parts of the State of New York. NYSEG's service territory has an area of approximately 20,000 square miles and a population of 2,500,000. The larger cities in New York in which NYSEG serves both electricity and natural gas customers are Binghamton, Elmira, Auburn, Geneva, Ithaca and Lockport. NYSEG provides delivery service to approximately 824,000 electricity customers and 248,000 natural gas customers.

    CENTRAL MAINE POWER COMPANY. Central Maine Power is the largest electric utility in Maine and functions as an electric transmission and distribution utility. Central Maine Power serves over 544,000 customers in its 11,000 square-mile service area in the southern and central areas of Maine. Central Maine Power's service area contains most of Maine's industrial and commercial centers, including the city of Portland (Maine's largest city), and the Lewiston-Auburn, Augusta-Waterville and Bath-Brunswick areas. These areas encompass approximately 1,000,000 people, representing about 80% of the total population of Maine.

    THE SOUTHERN CONNECTICUT GAS COMPANY. Southern Connecticut Gas is engaged in the retail distribution of natural gas for residential, commercial and industrial users and the transportation of natural gas for commercial and industrial users. Southern Connecticut Gas serves approximately 167,000 customers in the State of Connecticut, in primarily 22 towns along the southern Connecticut coast from Westport to Old Saybrook, which include the urban communities of Bridgeport and New

Haven. Southern Connecticut Gas is the sole distributor of natural gas other than bottled gas in its service area.

    CONNECTICUT NATURAL GAS CORPORATION. Connecticut Natural Gas is engaged in the retail distribution of natural gas for residential, commercial and industrial users and the transportation of natural gas for commercial and industrial users. Connecticut Natural Gas currently serves approximately 147,000 customers in 22 Connecticut communities, principally in the Hartford-New Britain area and Greenwich, covering an area of approximately 533 square miles with a population of approximately 679,000.

    THE BERKSHIRE GAS COMPANY. Berkshire Gas sells and distributes natural gas to approximately 35,000 retail customers in 19 communities in western Massachusetts. The population of the area served is approximately 190,000 and is primarily residential in character, but the territory also includes industrial, agricultural, educational, cultural and resort facilities. Berkshire Gas operates a natural gas distribution system comprising some 694 miles of natural gas distribution mains.

OTHER OPERATIONS

    We have operationally organized our non-utility businesses under THE ENERGY NETWORK, INC. Those businesses own assets and operate facilities in peaking electric generation, peaking gas storage, energy services, district heating and cooling, gas transmission, propane distribution and telecommunications. ENERGY EAST ENTERPRISES, INC. owns two small natural gas delivery companies and is developing high deliverability gas storage in upstate New York.

                              RECENT DEVELOPMENTS

    We entered into a merger agreement with RGS Energy Group during the first quarter of 2001. After completion of the merger, RGS Energy Group will become our wholly-owned subsidiary. We expect this merger to be completed in the first quarter of 2002. In this merger, 45% of the common stock of RGS Energy Group will be converted into our common stock with a value of $39.50 per RGS Energy Group share, and 55% will be converted into $39.50 in cash per RGS Energy Group share, subject to restrictions on the minimum and maximum number of our shares to be issued. RGS Energy Group shareholders will be able to specify the percentage of the consideration they wish to receive in stock and in cash, subject to proration. The merger has an equity market value of approximately $1.4 billion and we will assume approximately $1 billion of RGS Energy Group's long-term debt. The shareholders of RGS Energy Group will vote on the merger and our shareholders will vote on the issuance of our common stock to the RGS Energy Group shareholders at meetings to be held on June 15, 2001. All necessary regulatory filings in connection with this merger transaction have been or will be made.

                                   THE TRUSTS

    Each trust is a statutory business trust newly formed under Delaware law by us, as sponsor for the trusts, and Chase Manhattan Bank USA, National Association, who will serve as trustee in the State of Delaware for the purpose of complying with the provisions of the Delaware Business Trust Act. The trust agreement for each trust will be amended and restated when trust preferred securities are issued by the respective trust and will be in substantially the form filed as an exhibit to the registration statement, of which this prospectus is a part. Each of the amended trust agreements will be qualified as an indenture under the Trust Indenture Act of 1939.

    Each trust exists for the exclusive purposes of:

    - issuing two classes of trust securities--trust preferred securities and trust common securities--which together represent undivided beneficial interests in the assets of that trust;

    - investing the gross proceeds of the trust securities in our junior subordinated debt securities;

    - making distributions; and

    - engaging in only those other activities necessary, advisable or incidental to the purposes listed above.

    Our junior subordinated debt securities will constitute substantially all of the assets of the trusts, and our payments under the junior subordinated debt securities and the related agreement as to expenses and liabilities will constitute substantially all of the revenue of the trusts.

    Separate financial statements for the trusts are not included in this prospectus. We do not believe that those financial statements would be material to holders of the trust preferred securities because neither trust has any independent operations and the sole purpose of each trust is as described above. We do not expect that either trust will file annual, quarterly or special reports with the SEC.

    The address of the trusts is c/o Energy East Corporation, P.O. Box 12904, Albany, NY 12212-2904.

                                USE OF PROCEEDS

    Unless we indicate differently in the applicable prospectus supplement which accompanies this prospectus, we intend to use the net proceeds from the sale of the offered securities to fund the cash portion of the merger consideration for the pending merger with RGS Energy Group. In addition, we, or one of our subsidiaries, may use a portion of the proceeds for general corporate purposes, which may include, among other things, reduction of short-term debt, financing the development and construction of new facilities, additions to working capital and repurchases of securities. We may also invest funds not immediately required for such purposes in short-term investment grade securities. The amount and timing of sales of the offered securities will depend on market conditions and the availability of other funds.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our consolidated ratio of earnings to fixed charges for the three months ended March 31, 2001, and the five most recent fiscal years:

                                                 THREE MONTHS
                                                    ENDED                       YEAR ENDED DECEMBER 31,
                                                  MARCH 31,     --------------------------------------------------------
                                                     2001         2000       1999           1998       1997       1996
                                                 ------------   --------   --------       --------   --------   --------
Ratio of earnings to fixed charges(1)..........      4.53(2)      3.48       4.40(3)        3.34       3.07       2.94

------------------------

(1) The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose earnings means income from continuing operations before income taxes and fixed charges. Fixed charges means all interest charges, the interest component of rentals and preferred stock dividends of subsidiaries.

(2) Due to the seasonal nature of the businesses of the companies that merged with us in 2000, our earnings for 2001 are expected to be stronger in the first and fourth quarters and weaker in the second and third quarters as compared to prior years. Also, financial results for interim periods are not necessarily indicative of trends for a 12-month period.

(3) Earnings before income taxes and fixed charges includes $84 million that we paid in Federal income taxes as a result of the sale of our coal-fired generation assets. Excluding the $84 million, the ratio of earnings to fixed charges would have been 3.79.

                           DESCRIPTION OF SECURITIES

DESCRIPTION OF SENIOR DEBT SECURITIES

    The following description sets forth the general terms and provisions of the senior debt securities that we may offer by this prospectus. The senior debt securities will rank equally with all of our other unsecured and unsubordinated debt.

    The senior debt securities will be issued under an existing senior indenture between us and The Chase Manhattan Bank, as trustee. The senior indenture is an exhibit to the registration statement, of which this prospectus forms a part, and is incorporated by reference. The senior indenture gives us broad authority to set the particular terms of each series of senior debt securities, including the right to modify certain of the terms contained in the senior indenture. The particular terms of a series of senior debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the senior indenture will be described in the applicable prospectus supplement relating to the senior debt securities.

    The senior indenture contains the full text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the senior debt securities or the senior indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the senior indenture, including definitions of terms used in that indenture. We also include references in parentheses to certain sections of the senior indenture. Whenever we refer to particular sections of, or defined terms used in, the senior indenture in this prospectus or in the applicable prospectus supplement, these sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the senior debt securities described in the applicable prospectus supplement or supplements.

    Prospective purchasers of senior debt securities should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to the senior debt securities of a particular series. The applicable prospectus supplement will describe these considerations, if they apply.

    There is no requirement under the senior indenture that future issues of our senior debt securities be issued under that indenture. We will be free to use other indentures or documentation, containing provisions different from those included in the senior indenture or applicable to one or more issues of senior debt securities, in connection with future issues of other debt securities.

GENERAL

    The senior indenture does not limit the aggregate principal amount of senior debt securities that we may issue under that indenture. The senior indenture provides that the senior debt securities may be issued in one or more series. The senior debt securities may be issued at various times and may have differing maturity dates and may bear interest at differing rates. We need not issue all senior debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of securities of that series, for issuances of additional senior debt securities of that series.

    Prior to the issuance of each series of senior debt securities, the particular terms will be specified in a supplemental indenture, a board resolution or in one or more officer's certificates authorized pursuant to a board resolution. We refer you to the applicable prospectus supplement for a description of the following terms of the series of senior debt securities:

    - title of the senior debt securities;

    - any limit on the aggregate principal amount of the senior debt securities;

    - the person to whom any interest on the senior debt securities shall be payable, if other than the person in whose name those securities are registered at the close of business on the regular record date;

    - the date or dates on which the principal of the senior debt securities will be payable or how the date or dates will be determined;

    - the rate or rates at which the senior debt securities will bear interest, or how the rate or rates will be determined and the date or dates from which interest will accrue;

    - the dates on which interest will be payable;

    - the record dates for payments of interest;

    - the place or places, if any, in addition to the office of the senior indenture trustee, where the principal of, and premium, if any, and interest, if any, on the senior debt securities will be payable;

    - the period or periods within which, the price or prices at which, and the terms and conditions upon which, the senior debt securities may be repaid, in whole or in part, at the option of the holder thereof;

    - any sinking fund or other provisions or options held by holders of the senior debt securities that would obligate us to repurchase or redeem those securities;

    - the percentage, if less than 100%, of the principal amount of the senior debt securities that will be payable if the maturity of those securities is accelerated;

    - any changes or additions to the events of default under the senior indenture or changes or additions to our covenants under that indenture;

    - any collateral, security, assurance or guarantee for the senior debt securities; and

    - any other specific terms applicable to the senior debt securities.

    Unless we indicate differently in the applicable prospectus supplement, the senior debt securities will be denominated in United States currency in minimum denominations of $1,000 and multiples of $1,000.

    Unless we indicate differently in the applicable prospectus supplement, there are no provisions in the senior indenture or the senior debt securities that require us to redeem, or permit the holders to cause a redemption of, the senior debt securities or that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of our company.

SECURITY AND RANKING

    We conduct our operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to meet our obligations under the senior debt securities are largely dependent upon the earnings of our subsidiaries and the distribution or other payment of these earnings to us in the form of dividends or loans or advances and repayment of loans and advances from us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on our senior debt securities or to make any funds available for payment of amounts due on our senior debt securities.

    Because we are a holding company, our obligations under the senior debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights and the rights of our creditors, including the rights of the holders of our senior debt securities, to participate in any distribution of assets of any of our subsidiaries, when such subsidiary is liquidated or reorganized, is subject to the prior claims of the subsidiary's creditors. To the extent that we may be a creditor with recognized claims against any of our subsidiaries, our claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness or other liabilities of the subsidiary that are senior to that held by us.

PAYMENT AND PAYING AGENTS

    Unless we indicate differently in the applicable prospectus supplement, we will pay interest on our senior debt securities on each interest payment date by check mailed to the person in whose name that security is registered as of the close of business on the regular record date relating to the interest payment date, except that interest payable at stated maturity, upon redemption or otherwise, will be paid to the person to whom principal is paid. However, if we default in paying interest on a senior debt security, we will pay defaulted interest to the registered owner of that security in one of the following ways:

    - we will first propose to the senior indenture trustee a payment date for the defaulted interest. Next, the senior indenture trustee will choose a special record date for determining which registered holders are entitled to the payment. The special record date will be between 10 and 15 days before the payment date we propose. Finally, we will pay the defaulted interest on the payment date to the registered holder of the senior debt security as of the close of business on the special record date; or

    - we can propose to the senior indenture trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the senior debt securities may be listed for trading. If the senior indenture trustee thinks the proposal is practicable, payment will be made as proposed.

REDEMPTION

    We will set forth any terms for the redemption of senior debt securities in a prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, and except with respect to senior debt securities redeemable at the option of the registered holder, senior debt securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the senior debt securities of any series or any tranche of a series are to be redeemed, the senior indenture trustee will select the senior debt securities to be redeemed and will choose the method of random selection it deems fair and appropriate. (See sections 301, 1103 and 1104 of the senior indenture.)

    Senior debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest to the redemption date once you surrender those securities for redemption. (See section 1106 of the senior indenture.) If only part of a senior debt security is redeemed, the senior indenture trustee will deliver to you a new senior debt security of the same series for the remaining portion without charge. (See section 1107 of the senior indenture.)

    We may make any redemption conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the senior debt securities. (See section 1104 of the senior indenture.)

REGISTRATION, TRANSFER, EXCHANGE AND FORM

    The senior debt securities will be issued only in fully registered form, without interest coupons and in denominations that are even multiples of $1,000. Senior debt securities of any series will be exchangeable for other senior debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. (See section 305 of the senior indenture.)

    Unless we indicate differently in the applicable prospectus supplement, senior debt securities may be presented for registration of transfer, duly endorsed or accompanied by a duly executed written instrument of transfer, at the office or agency maintained for such purpose, without service charge except for reimbursement of taxes and other governmental charges as described in the senior indenture. (See section 305 of the senior indenture.)

    In the event of any redemption of senior debt securities of any series, the senior indenture trustee will not be required to exchange or register a transfer of any senior debt security of the series selected, called or being called for redemption except the unredeemed portion of any senior debt security being redeemed in part. (See section 305 of the senior indenture.)

BOOK-ENTRY ONLY SYSTEM

    The following discussion pertains to senior debt securities that are issued in book-entry only form.

    One or more global notes would be issued to DTC, The Depository Trust Company, or its nominee. DTC would keep a computerized record of its participants (for example, your broker) whose clients have purchased the senior debt securities. The participant would then keep a record of its clients who purchased those securities. A global note may not be transferred, except that DTC, its nominees and their successors may transfer an entire global note to one another.

    Under book-entry only, we will not issue certificates to individual holders of the senior debt securities. Beneficial interests in global notes will be shown on, and transfers of beneficial interests in global notes will be made only through, records maintained by DTC and its participants.

    DTC has advised us that it is:

    - a limited-purpose trust company organized under the New York Banking Law;

    - a "banking organization" within the meaning of the New York Banking Law;

    - a member of the Federal Reserve System;

    - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

    - a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act.

    DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

    DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

    DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

    We will wire principal and interest payments to DTC's nominee. We and the senior indenture trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we and the senior indenture trustee will have no direct responsibility or liability to pay amounts due on the senior debt securities to owners of beneficial interests in the global notes.

    It is DTC's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records as of the record date for such payment. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global notes, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, these payments will be the responsibility of the participants and not of ours, DTC or the senior indenture trustee.

    Senior debt securities represented by a global note will be exchangeable for senior debt securities certificates with the same terms in authorized denominations only if:

    - DTC notifies us that it is unwilling or unable to continue as depository or if DTC ceases to be a clearing agency registered under applicable law;

    - we instruct the senior indenture trustee that the global note is now exchangeable; or

    - an event of default has occurred and is continuing.

    According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

CONSOLIDATION, MERGER, CONVEYANCE, SALE OR TRANSFER

    We have agreed not to consolidate with or merge into any other entity or convey, transfer, or lease our properties and assets substantially as an entirety to any entity unless:

    - the successor is an entity organized and existing under the laws of the United States of America or any State or the District of Columbia;

    - the successor expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and premium, if any, and interest on all the outstanding senior debt securities and the performance of every covenant of the senior indenture that we would otherwise have to perform; and

    - immediately after giving effect to the transactions, no event of default and no event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing. (See section 801 of the senior indenture.)

LIMITATION ON SECURED DEBT

    If this covenant is made applicable to the senior debt securities of any particular series, we have agreed that we will not create, issue, incur or assume any Secured Debt (as defined below) without the consent of the holders of a majority in principal amount of the outstanding senior debt securities of all series with respect to which this covenant is made (for purposes of this section, we refer to all such senior debt securities as "BENEFITTED SECURITIES"), considered as one class; provided, however, that the foregoing covenant will not prohibit the creation, issuance, incurrence or assumption of any senior debt securities by us if either:

    - we secure all Benefitted Securities then outstanding equally and ratably with the Secured Debt; or

    - we deliver to the senior indenture trustee bonds, notes or other evidences of indebtedness secured by a Lien (as defined below) which secures the Secured Debt in an aggregate principal amount equal to the aggregate principal amount of the Benefitted Securities then outstanding and meeting certain other requirements in the senior indenture.

    "DEBT," for purposes of this section, means:

    - indebtedness for borrowed money evidenced by a bond, debenture, note or other written instrument or agreement by which we are obligated to repay such borrowed money; and

    - any guaranty by us of any such indebtedness of another person.

    "LIEN," for purposes of this section, means any lien, deed of trust, pledge or security interest.

    "SECURED DEBT," for purposes of this section, means Debt created, issued, incurred or assumed by us which is secured by a Lien upon any shares of stock of any Significant Subsidiary, as defined in Regulation S-X of the rules and regulations under the Securities Act of 1933, whether owned at the date of the initial authentication and delivery of the senior debt securities of any series or thereafter acquired. (See section 1007 of the senior indenture.)

MODIFICATION OF THE SENIOR INDENTURE

    Under the senior indenture or any indenture supplemental thereto, our rights and the rights of the holders of senior debt securities may be changed with the consent of the holders representing a majority in principal amount of the outstanding senior debt securities of all series affected by the change, voting as one class, provided that the following changes may not be made without the consent of the holders of each outstanding senior debt security affected thereby:

    - change the fixed date upon which the principal of or the interest on any senior debt security is due and payable, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an original issue discount senior debt security that would be payable upon a declaration of acceleration of the maturity thereof, or change any place of payment where, or the currency in which, any senior debt security or any premium, if any, or the interest thereon is payable, or impair the right to institute suit for the enforcement of any payment on or after the date such payment is due or, in the case of redemption, on or after the date fixed for such redemption;

    - reduce the stated percentage of senior debt securities, the consent of the holders of which is required for any modification of the senior indenture or for waiver by the holders of certain of their rights; or

    - modify certain provisions of the senior indenture. (See section 902 of the senior indenture.)

    An original issue discount senior debt security means any security authenticated and delivered under the senior indenture which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof.

    The senior indenture also contains provisions permitting us and the senior indenture trustee to amend the senior indenture in certain circumstances, without the consent of the holders of any senior debt securities, to evidence a merger, the replacement of the senior indenture trustee and for certain other purposes. (See section 901 of the senior indenture.)

EVENTS OF DEFAULT

    An event of default with respect to any series of senior debt securities is defined in the senior indenture as being any one of the following:

    - failure to pay interest on the senior debt securities of that series for 30 days after payment is due;

    - failure to pay principal or any premium on the senior debt securities of that series when due;

    - failure to perform other covenants in the senior indenture for 60 days after we are given written notice from the senior indenture trustee or the senior indenture trustee receives written notice from the registered owners of at least 25% in principal amount of the senior debt securities of that series;

    - failure to pay any sinking fund installment when due;

    - default occurs under any bond, note, debenture or other instrument evidencing any indebtedness for money borrowed by us, excluding any of our subsidiaries (including a default with respect to any other series of senior debt securities issued under the senior indenture), or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us (or the payment of which is guaranteed by us), excluding any of our subsidiaries, whether such indebtedness or guarantee exists on the date of the senior indenture or is issued or entered into following the date of the senior indenture, if:

       - either:

           - such default results from failure to pay any such indebtedness when due; or

           - as a result of such default the maturity of such indebtedness has been accelerated prior to its expressed maturity; and

       - the principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay any such indebtedness when due or the maturity of which has been so accelerated, aggregates at least $40 million; and

    - certain events of bankruptcy, insolvency, reorganization, receivership or liquidation relating to us. (See section 501 of the senior indenture.)

    An event of default regarding a particular series of senior debt securities does not necessarily constitute an event of default for any other series of senior debt securities.

    We will be required to file with the senior indenture trustee annually an officers' certificate as to the absence of default in performance of certain covenants in the senior indenture. (See section 1008 of the senior indenture.) The senior indenture provides that the senior indenture trustee may withhold notice to the holders of the senior debt securities of any default, except in payment of principal of, or premium, if any, or interest on, those securities or in the payment of any sinking fund installment with respect to those securities, if the senior indenture trustee in good faith determines that it is in the interest of the holders of those securities to do so. (See section 602 of the senior indenture.)

    The senior indenture provides that, if an event of default with respect to the senior debt securities specified therein shall have happened and be continuing, either the senior indenture trustee or the holders of 25% or more in aggregate principal amount of the senior debt securities may declare the principal amount of all the senior debt securities to be due and payable immediately. However, if we shall cure all defaults and certain other conditions are met, such declaration may be annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of the senior debt securities. (See section 502 of the senior indenture.)

    Subject to the provisions of the senior indenture relating to the duties of the senior indenture trustee, the senior indenture trustee will be under no obligation to exercise any of its rights or powers under the senior indenture at the request or direction of any of the holders of the senior debt securities, unless those holders shall have offered to the senior indenture trustee reasonable indemnity. (See section 603 of the senior indenture.)

    Subject to the provision for indemnification, the holders of a majority in principal amount of the senior debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the senior indenture trustee, or exercising any trust or power conferred on the senior indenture trustee with respect to the senior debt securities. However, the senior indenture trustee shall have the right to decline to follow any direction if that trustee shall determine that the action so directed conflicts with any law or the provisions of the senior indenture or if that trustee shall determine that the action so directed would be prejudicial to holders not taking part in the direction. (See section 512 of the senior indenture.)

DEFEASANCE

    The senior indenture provides that, with respect to a particular series of senior debt securities, we may elect either (a) to be discharged from all of our obligations with respect to the senior debt securities of any series, except for obligations to register the transfer or exchange of senior debt securities, replace stolen, lost or mutilated senior debt securities, to maintain paying agencies and to hold moneys for payment in trust which we refer to as "DEFEASANCE," or (b) to be released from our obligations under sections of the senior indenture described under "--CONSOLIDATION, MERGER, CONVEYANCE, SALE OR TRANSFER" and "--LIMITATION ON SECURED DEBT" or to certain covenants relating to corporate existence and maintenance of properties and insurance, in each case, which we refer to as "COVENANT DEFEASANCE," if:

    - we deposit with the senior indenture trustee, in trust, money, or in certain cases, U.S. government obligations sufficient to pay and discharge
      (i) the principal of, and premium, if any, and interest, if any, on the outstanding senior debt securities on the dates such payments are due, in accordance with the terms of those securities and (ii) any mandatory sinking fund payments applicable to the senior debt securities on the day on which payments are due and payable in accordance with the terms of the senior indenture and of those securities;

    - no event of default or event which with notice or lapse of time would become an event of default, including by reason of such deposit, with respect to the senior debt securities shall have occurred and be continuing on the date of such deposit;

    - we deliver to the senior indenture trustee an opinion of counsel to the effect that the holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance of certain obligations; and

    - we have delivered to the senior indenture trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for in the senior indenture relating to the satisfaction and discharge of the senior debt securities have been complied with. (See sections 403 and 1009 of the senior indenture.)

    Discharged means, with respect to the senior debt securities of any series, the discharge of the entire indebtedness represented by, and our obligations under, the senior debt securities of such series and in the satisfaction of all of our obligations under the senior indenture relating to the senior debt securities of such series, except (a) the rights of holders of the senior debt securities of such series to receive, from the trust fund established pursuant to the senior indenture, payment of the principal of and interest and premium, if any, on the senior debt securities of such series when such payments are due,
(b) our obligations with respect to the senior debt securities of such series with respect to registration, transfer, exchange and maintenance of a place of payment and (c) the rights, powers, trusts, duties, protections and immunities of the senior indenture trustee under the senior indenture. (See section 101 of the senior indenture.)

    If we have deposited or caused to be deposited money or U.S. government obligations to pay or discharge the principal of, and premium, if any, and interest, if any, on the outstanding senior debt securities to and including a redemption date on which all of the outstanding senior debt securities are to be redeemed, such redemption date shall be irrevocably designated by a board of directors resolution delivered to the senior indenture trustee on or prior to the date of deposit of such money or U.S. government obligations, and such board of directors resolution shall be accompanied by an irrevocable company request that the senior indenture trustee give notice of such redemption in our name and at our expense not less than 30 nor more than 60 days prior to such redemption date in accordance with the senior indenture. (See section 403 of the senior indenture.)

    U.S. government obligations means direct obligations of the United States for the payment of which its full faith and credit is pledged, or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States and the payment of which is unconditionally guaranteed by the United States. U.S. government obligations shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. government obligation or a specific payment of interest on or principal of any such U.S. government obligation held by such custodian for the account of a holder of a depositary receipt. However, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. government obligation or the specific payment of interest on or principal of the U.S. government obligation evidenced by such depositary receipt. (See section 101 of the senior indenture.)

RESIGNATION OR REMOVAL OF SENIOR INDENTURE TRUSTEE

    The senior indenture trustee may resign at any time by giving written notice to us specifying the day upon which the resignation is to take effect. The resignation will take effect immediately upon the later of the appointment of a successor senior indenture trustee and such specified day. (See section 610 of the senior indenture.)

    The senior indenture trustee may be removed at any time by an instrument or concurrent instruments in writing delivered to the senior indenture trustee and us and signed by the holders, or their attorneys-in-fact, representing at least a majority in principal amount of the then outstanding senior debt securities. In addition, under certain circumstances, we may remove the senior indenture trustee upon notice to the holder of each senior debt security outstanding and the senior indenture trustee, and appointment of a successor senior indenture trustee. (See section 610 of the senior indenture.)

CONCERNING THE SENIOR INDENTURE TRUSTEE

    The Chase Manhattan Bank is the trustee under the senior indenture and the subordinated indenture. The Chase Manhattan Bank also serves as the trustee under the first mortgage bond indenture with respect to the first mortgage bonds issued by our subsidiary, NYSEG. We maintain other banking relationships in the ordinary course of business with the senior indenture trustee and its affiliates.

GOVERNING LAW

    The senior indenture and the senior debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES

    The following description sets forth the general terms and provisions of the junior subordinated debt securities that we may offer by this prospectus. The junior subordinated debt securities will be unsecured and subordinate and junior in right of payment to all of our senior debt securities as provided in the subordinated indenture.

    The junior subordinated debt securities will be issued under a subordinated indenture between us and The Chase Manhattan Bank, as trustee. The subordinated indenture is an exhibit to the registration statement, of which this prospectus forms a part, and is incorporated by reference.

    The subordinated indenture contains the full text of the matters described in this section. Because this section is a summary, it does not describe certain exceptions and qualifications contained in the subordinated indenture or the junior subordinated debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the subordinated indenture, including definitions of terms used in that indenture. We also include references in parentheses to certain sections of the subordinated indenture. Whenever we refer to particular sections of, or defined terms used in, the subordinated indenture in this prospectus or in the applicable prospectus supplement, these sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the junior subordinated debt securities described in the applicable prospectus supplement or supplements.

    Prospective purchasers of junior subordinated debt securities should be aware that such securities may be sold at a substantial discount below their stated principal amount and may bear no interest or below market rate interest. In addition, special U.S. Federal income tax, accounting and other considerations may be applicable to any junior subordinated debt securities. The applicable prospectus supplement will describe these considerations, if they apply.

GENERAL

    The junior subordinated debt securities may be issued in one or more series under the subordinated indenture with terms corresponding to the terms of a series of related trust preferred securities. In that event, concurrently with the issuance and sale of a particular trust's preferred securities, such trust will invest the proceeds of such sale, and the consideration paid by us for such trust's common securities, in the related series of junior subordinated debt securities. Each series of junior subordinated debt securities held by a particular trust will be in an aggregate principal amount equal to the aggregate stated liquidation amount of such trust's preferred securities and common securities.

    Because we are a holding company, our rights and the rights of our creditors, including the rights of the holders of our junior subordinated debt securities, to participate in any distribution of assets of any of our subsidiaries when such subsidiary is liquidated or reorganized are subject to the prior claims of the subsidiary's creditors. Accordingly, the junior subordinated debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries, and the applicable trusts, as holders of junior subordinated debt securities, should look only to our assets for payments on the junior subordinated debt securities.

    The subordinated indenture does not limit the aggregate principal amount of junior subordinated debt securities that we may issue under that indenture. The subordinated indenture provides that the junior subordinated debt securities may be issued in one or more series pursuant to a supplemental indenture or a board resolution and officers' certificates.

    We refer you to the applicable prospectus supplement for a description of the following terms of the junior subordinated debt securities, including the method for determining such terms, the persons authorized to determine such terms and the limits, if any, within which any such determination of such terms is to be made:

    - the title;

    - any limit on the aggregate principal amount;

    - the maturity date on which principal is payable;

    - the interest rate or rates and date or dates from which interest shall accrue;

    - the interest payment dates;

    - the record dates for each corresponding interest payment date;

    - our right to defer or extend an interest payment date;

    - the place where (i) principal, any premium and any interest are payable,
      (ii) junior subordinated debt securities may be presented for registration of transfer or exchange, and (iii) notices and demands to us may be made;

    - the terms and conditions of redemption;

    - issuable denominations;

    - the portion (if less than all) of the principal amount payable upon acceleration of maturity;

    - the currency or currencies in which the principal, any premium and any interest are payable or in which the junior subordinated debt securities will be denominated;

    - any additions, modifications or deletions to the events of default or covenants in the subordinated indenture;

    - the index or indices and applicable calculations used to determine the amount of principal, premium, if any, or interest payments;

    - the terms and conditions for issuance of a temporary global security representing all such junior subordinated debt securities and the exchange of a temporary global security for definitive junior subordinated debt securities;

    - whether issuance will be in the form of one or more global securities and the depositary for global securities;

    - appointment of any paying agent or agents;

    - the form of trust agreement and guarantee; and

    - any other terms not inconsistent with the subordinated indenture.

    If (i) the purchase price of any of the junior subordinated debt securities is payable in one or more foreign currencies or currency units, (ii) any junior subordinated debt securities are denominated in one or more foreign currencies or currency units or (iii) the principal, any premium or any interest on any junior subordinated debt securities is payable in one or more foreign currencies or currency units, then the restrictions, elections, certain U.S. Federal income tax consequences, specific terms and other information with respect to such series of junior subordinated debt securities and such foreign currency or currency units will be set forth in the applicable prospectus supplement.

    If any index is used to determine the amount of payments of principal, any premium or any interest on any series of junior subordinated debt securities, special U.S. Federal income tax, accounting and other applicable considerations will be described in the applicable prospectus supplement.

DENOMINATIONS, REGISTRATION AND TRANSFER

    The junior subordinated debt securities will be issuable only in registered form without coupons, unless we indicate differently in the applicable prospectus supplement. Junior subordinated debt securities of any series will be exchangeable for other junior subordinated debt securities of the same series, in authorized denominations, with the same aggregate principal amount, original issue date and maturity and bearing the same interest rate. (See sections 2.3 and 2.5 of the subordinated indenture.)

    The junior subordinated debt securities may be presented for exchange, and may be presented for registration of transfer (with the form of transfer endorsed, or a duly executed satisfactory written instrument of transfer), at the office of the appropriate securities registrar or at the office of any transfer agent designated by us for such purpose and referred to in the applicable prospectus supplement. There will be no service charge for any exchange or registration of transfer, although payment of certain taxes and other governmental charges as described in the subordinated indenture may be required. We will appoint the subordinated indenture trustee as securities registrar under the subordinated indenture. If we designate any transfer agents (in addition to the securities registrar) with respect to any series of junior subordinated debt securities in the applicable prospectus supplement, we may rescind that designation or approve a change in the location where such transfer agent acts at any time, provided that we maintain a transfer agent in each place of payment for such series. We may designate additional transfer agents with respect to any series of junior subordinated debt securities at any time. (See section 2.5 of the subordinated indenture.)

    If a redemption occurs, neither we nor the subordinated indenture trustee will be required to (i) exchange or register the transfer of junior subordinated debt securities of any series during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of junior subordinated debt securities of that series and ending at the close of business on the relevant redemption date or (ii) exchange or transfer any junior subordinated debt securities so selected for redemption, except any portion of junior subordinated debt securities not being redeemed in a partial redemption. (See section 2.5 of the subordinated indenture.)

GLOBAL JUNIOR SUBORDINATED DEBT SECURITIES

    Unless we indicate differently in the applicable prospectus supplement, all or a part of each series of junior subordinated debt securities may be issued in the form of one or more global junior subordinated debt securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global junior subordinated debt securities will be issued only in fully registered form, but may be in either temporary or permanent form. Unless and until it is exchanged for certificated junior subordinated debt securities, a global junior subordinated debt security may be transferred only as a whole. Transfers of global junior subordinated debt securities are permitted between the following entities:

    - by the depositary for such global junior subordinated debt security to a nominee of such depositary;

    - by a nominee of such depositary to such depositary or another nominee of such depositary; or

    - by the depositary or any nominee to a successor depositary or any nominee of such successor. (See section 2.5 of the subordinated indenture.)

    Each prospectus supplement will describe the terms of the depositary arrangement with respect to each series of junior subordinated debt securities.

PAYMENT AND PAYING AGENTS

    Payment of principal, any premium and any interest on junior subordinated debt securities will be made at the office of the subordinated indenture trustee in the City of New York or at the office of such paying agent(s) as we may periodically designate, unless we indicate differently in the applicable prospectus supplement. However, at our option, payment of any interest may be made (i) except in the case of global junior subordinated debt securities, by check mailed to the address in the securities register of the person entitled to such payment or (ii) by transfer to an account specified in the securities register maintained by the person entitled to such payment, provided that proper transfer instructions have been received by the preceding record date. Unless we indicate differently in the applicable prospectus supplement, payment of any interest on junior subordinated debt securities will be made to the person in whose name such junior subordinated debt securities are registered at the close of business on the record date for such interest, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent; however, we will at all times be required to maintain a paying agent in each place of payment for each series of junior subordinated debt securities. (See sections 4.1 and 4.2 of the subordinated indenture.)

    Any moneys deposited with the subordinated indenture trustee or any paying agent in trust for the payment of principal, any premium or any interest on any junior subordinated debt security and remaining unclaimed for two years after such payment has become due and payable shall, at our request, be repaid to us. After that time, the holder of such junior subordinated debt security will be a general unsecured creditor of ours and may only look to us for payment of such moneys. (See section 12.4 of the subordinated indenture.)

OPTION TO DEFER INTEREST PAYMENTS

    If provided in the applicable prospectus supplement, we will have the right to periodically defer payment of interest for an extension period of up to the number of consecutive interest payment periods specified in the applicable prospectus supplement. The interest payment deferment will be subject to the terms, conditions and any covenants specified in the applicable prospectus supplement. The extension period may not extend beyond the maturity of such series of junior subordinated debt securities as provided in the applicable prospectus supplement. (See section 2.10 of the subordinated indenture.) Certain U.S. Federal income tax consequences and other applicable considerations to any such junior subordinated debt securities will be described in the applicable prospectus supplement.

REDEMPTION AND PREPAYMENT

    The junior subordinated debt securities will not be subject to any sinking fund, unless we indicate differently in the applicable prospectus supplement.

    We may redeem all (at any time) or a part (at particular times) of the junior subordinated debt securities of any series, unless we indicate differently in the applicable prospectus supplement. If the junior subordinated debt securities of any series are redeemable beginning on a specified date or upon the satisfaction of additional conditions, the applicable prospectus supplement will specify such date or describe such conditions. The redemption price for any junior subordinated debt security so redeemed will equal any accrued and unpaid interest to the redemption date, plus 100% of the outstanding principal amount, unless we indicate differently in the applicable prospectus supplement.

    Unless we indicate differently in the applicable prospectus supplement, if a Special Event (as defined in "DESCRIPTION OF TRUST PREFERRED SECURITIES--SPECIAL EVENT REDEMPTION") regarding a particular trust occurs and is continuing, we have the option to prepay all (but not a part) of the corresponding series of junior subordinated debt securities held by such trust at any time within 90 days of the date of such Special Event, subject to the provisions of the subordinated indenture and whether or not such junior subordinated debt securities are then otherwise redeemable at our option. The prepayment price for such junior subordinated debt securities will be described in the applicable prospectus supplement. For so long as such trust is the holder of all the outstanding junior subordinated debt securities of such series, the proceeds of any such prepayment will be used by such trust to redeem its trust securities in accordance with their terms.

    Notice of any redemption will be mailed at least 20 days but not more than 60 days before the redemption date to each holder of junior subordinated debt securities to be redeemed at its registered address. Unless we default in payment of the redemption price and any interest accrued to the redemption date, interest will stop accruing on such junior subordinated debt securities (or the part called for redemption) as of the redemption date. (See sections 3.2 and 3.3 of the subordinated indenture.)

OPTION TO CHANGE OR EXTEND MATURITY DATE

    If provided in the applicable prospectus supplement, we will have the right to:

    - shorten the maturity of the junior subordinated debt securities of any series at any time to a date no earlier than the first date on which we may redeem those securities; or

    - extend the maturity of the junior subordinated debt securities of any series at any time to a date no later than the forty-ninth anniversary of the first interest payment date following the original issue date of those securities.

    Our right to shorten or extend the maturity of a particular series of junior subordinated debt securities will be subject to the terms, conditions and any covenants specified in the applicable prospectus supplement. (See section 2.12 of the subordinated indenture.)

RESTRICTIONS ON CERTAIN PAYMENTS

    We will covenant that we will not, and will not permit any of our subsidiaries to:

    - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock,

    - make any payment of principal, any premium or any interest on or repay, repurchase or redeem any of our debt securities (including other series of junior subordinated debt securities) that rank equally with or junior in interest to the junior subordinated debt securities, or

    - make any guarantee payments on any guarantee by us of the debt securities of any subsidiary if such guarantee ranks equally with or junior in interest to the junior subordinated debt securities whenever any of the following payment restriction events occur:

    - we have actual knowledge of the occurrence of any event (i) that with the giving of notice or the lapse of time or both would constitute an event of default under the subordinated indenture with respect to the junior subordinated debt securities of any series and (ii) that we have not taken reasonable steps to cure,

    - if such junior subordinated debt securities are held by a trust of a series of related trust preferred securities and we have defaulted on the payment of any obligations under the guarantee relating to such related trust preferred securities, or

    - we have given notice of our election of an extension period as provided in the subordinated indenture with respect to the junior subordinated debt securities of such series and have not rescinded such notice, or such extension period, or any extension thereof, is continuing.

    We will be permitted to make:

    - dividends or distributions in our common stock,

    - any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of capital stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant to such plan,

    - payments under any guarantee with respect to the series of related trust preferred securities, and

    - purchases of common stock related to the issuance of common stock under any of our benefit plans for our directors, officers or employees or our dividend reinvestment plan. (See section 4.9 of the subordinated indenture.)

MODIFICATION OF SUBORDINATED INDENTURE

    We and the subordinated indenture trustee may modify the subordinated indenture without the consent of the applicable trusts as holders of any series of junior subordinated debt securities to cure ambiguities, defects or inconsistencies (so long as the interests of such trusts or, in the case of junior subordinated debt securities, the holders of the related trust preferred securities are not materially adversely affected) and qualify, or maintain the qualification of, the subordinated indenture under the Trust Indenture Act of 1939, among other things. (See section 10.1 of the subordinated indenture.)

    We and the subordinated indenture trustee may execute any supplemental indenture to create any new series of junior subordinated debt securities without the consent of any trust as a holder of junior subordinated debt securities. (See section 10.1 of the subordinated indenture.)

    The subordinated indenture permits us and the subordinated indenture trustee to modify the subordinated indenture in a manner that materially adversely affects the rights of the applicable trusts as holders of a series of junior subordinated debt securities so long as the holders of at least a majority in principal amount of such series of junior subordinated debt securities consents. The consent of all affected holders of a series of junior subordinated debt securities is required to, among other things: (i) change the maturity of such series of junior subordinated debt securities; (ii) reduce the principal amount of, or reduce the rate or extend the time of payment of interest on, such series of junior subordinated debt securities; or (iii) modify the provisions regarding subordination of the junior subordinated debt securities in a manner that adversely affects the rights of holders of such series of junior subordinated debt securities. The consent of all holders of a series of junior subordinated debt securities is required to reduce the percentage of principal amount of junior subordinated debt securities of such series, the holders of which are required to consent to any such modification of the subordinated indenture. (See section 10.2 of the subordinated indenture.)

    In the case of junior subordinated debt securities, so long as any related trust preferred securities remain outstanding, unless the principal and any premium of the junior subordinated debt securities and all accrued and unpaid interest on such junior subordinated debt securities have been paid in full:
(i) no modification may be made that materially adversely affects you as a holder of such trust preferred securities, and no termination of the subordinated indenture may occur, and no waiver of any event of default under the subordinated indenture or compliance with any covenant under the subordinated indenture with respect to such junior subordinated debt securities may be effective, without the prior consent of the holders of at least a majority of the liquidation amount of all outstanding related trust preferred securities affected; and (ii) no modification may impair your rights as a holder of trust preferred securities to institute suit directly against us when certain events of default occur under the subordinated indenture, without the prior consent of the holders of all related trust preferred securities then outstanding. (See section 10.2 of the subordinated indenture.)

JUNIOR SUBORDINATED DEBT SECURITY EVENTS OF DEFAULT

    An "event of default" will occur under the subordinated indenture if any of the following events occurs:

    - failure for 30 days by us to pay any interest when due (subject to the deferral of any due date in the case of an extension period under the subordinated indenture); or

    - failure by us to pay any principal when due at maturity, upon redemption, by declaration or otherwise; or

    - failure by us to observe or perform any other covenant contained in the junior subordinated debt securities or the subordinated indenture (other than those specifically relating to another series) for 60 days after written notice to us from the subordinated indenture trustee or the holders of at least 25% in principal amount of such series of junior subordinated debt securities; or

    - certain events of bankruptcy, insolvency or reorganization by us. (See section 6.1 of the subordinated indenture.)

    The applicable prospectus supplement will describe any other events of default relating to the junior subordinated debt securities. The holders of a majority of the outstanding principal amount of junior subordinated debt securities of each series affected have the right to direct the time, method and place of conducting any proceeding for any remedy available to the subordinated indenture trustee. (See section 6.6 of the subordinated indenture.)

    The subordinated indenture trustee or the holders of at least 25% of the outstanding principal amount of junior subordinated debt securities of each series affected may declare the principal due and payable immediately when an event of default under the subordinated indenture occurs. If the subordinated indenture trustee or holders of at least 25% of the outstanding principal amount of junior subordinated debt securities fail to make such declaration, the holders of at least 25% of the liquidation amount of the related trust preferred securities will have such right. If the event of default under the subordinated indenture has been cured, the holders of a majority of the outstanding principal amount of junior subordinated debt securities of each series affected may annul such declaration. If the holders of such junior subordinated debt securities fail to annul such declaration and waive such default, the holders of a majority of the liquidation amount of the related trust preferred securities affected will have such right. (See section 6.1 of the subordinated indenture.)

    The holders of a majority of the outstanding principal amount of each series of the junior subordinated debt securities affected, and the holders of a majority of the liquidation amount of the corresponding trust preferred securities, may, on behalf of the holders of all the junior subordinated debt securities of such series or the corresponding trust preferred securities (as applicable), waive any default, except a default in the payment of principal or interest or a default regarding a covenant or provision which under the subordinated indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debt security. We are required to file an annual certificate with the subordinated indenture trustee stating whether we are in compliance with all the applicable conditions and covenants under the subordinated indenture. (See sections 5.3 and 6.6 of the subordinated indenture.)

    If an event of default under the subordinated indenture occurs and is continuing as to a series of junior subordinated debt securities, then the property trustee may declare the principal and any interest on such junior subordinated debt securities to be immediately due and payable and to enforce its other rights as a creditor with respect to such junior subordinated debt securities. (See section 6.1 of the subordinated indenture.)

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

    If an event of default under the subordinated indenture relating to the failure to pay interest or principal on a series of junior subordinated debt securities has occurred and is continuing, as a holder of related trust preferred securities, you may institute a suit directly against us to enforce payment of the principal or interest on such junior subordinated debt securities having a principal amount equal to the liquidation amount of your related trust preferred securities. We may not amend the subordinated indenture to remove your right to bring such suit without the prior written consent of the holders of all of the outstanding trust preferred securities. If the right to bring such suit is removed, the applicable trust may become subject to the reporting obligations of the Securities Exchange Act of 1934. We will have the right under the subordinated indenture to set-off any payment made to you as a holder of trust preferred securities in connection with a suit directly against us or under the related guarantee. (See sections 2.11, 6.4 and 6.5 of the subordinated indenture.)

    You will not be able to directly exercise any remedies other than those described in the preceding paragraph available to the applicable trust as holders of the junior subordinated debt securities unless there has been an event of default under the applicable amended trust agreement. (See "DESCRIPTION OF TRUST PREFERRED SECURITIES--TRUST ENFORCEMENT EVENTS.")

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

    The subordinated indenture permits us to consolidate or merge with another person or to sell or convey all or substantially all its assets to any person if:

    - either (i) we are the successor person or (ii) the successor person is organized under the laws of the United States or any state or the District of Columbia, and such successor person expressly assumes our obligations on the junior subordinated debt securities and under the subordinated indenture;

    - immediately after the consolidation, merger, sale or conveyance, no default in the performance of any covenant or condition under the subordinated indenture has occurred; and

    - in the case of junior subordinated debt securities, such consolidation, merger, sale or conveyance is permitted and does not cause a breach or violation under the related trust agreement and guarantee. (See section 11.1 of the subordinated indenture.)

    The general provisions of the subordinated indenture do not afford the applicable trusts, as holders of the junior subordinated debt securities, protection in the event of a transaction involving us that may adversely affect holders of the junior subordinated debt securities.

SATISFACTION AND DISCHARGE

    The subordinated indenture will cease to be of further effect when:

    - all outstanding junior subordinated debt securities are delivered to the subordinated indenture trustee for cancellation or

    - all outstanding junior subordinated debt securities are due and payable or will become due and payable or will be called for redemption within one year, and we deposit with the subordinated indenture trustee funds in trust in an amount sufficient to pay at maturity or upon redemption all of such outstanding junior subordinated debt securities, including principal and any interest to the date of maturity or redemption (as applicable) and we have paid all other amounts payable under the subordinated indenture. (See section 12.1 of the subordinated indenture.)

    The following rights will survive such satisfaction and discharge:

    - remaining rights of registration of transfer, substitution and exchange and our optional redemption right,

    - rights of holders to receive principal and interest and other amounts deposited with the subordinated indenture trustee, and

    - the rights, obligations and immunities of the subordinated indenture trustee under the subordinated indenture. (See sections 7.6 and 12.1 of the subordinated indenture.)

SUBORDINATION

    In the subordinated indenture, we have covenanted and agreed that any junior subordinated debt securities will be subordinate and junior in right of payment to all Senior Debt, as defined below. When any payment or distribution of our assets is made due to any insolvency event of ours, the holders of Senior Debt will first be entitled to receive payment in full of principal, any premium and any interest on such Senior Debt before any payment of principal or interest on the junior subordinated debt securities. (See section 14.1 of the subordinated indenture.)

    If the maturity of any junior subordinated debt securities is accelerated, the holders of all outstanding Senior Debt will first be entitled to receive payment in full of all amounts due on such Senior Debt before the holders of junior subordinated debt securities will be entitled to receive or retain any payment regarding principal or interest on the junior subordinated debt securities. No payments on account of principal, any premium or any interest on the junior subordinated debt securities may be made if a default in any payment with respect to Senior Debt has occurred and is continuing or an event of default with respect to any Senior Debt resulting in its acceleration, or if any judicial proceeding is pending with respect to any such default. (See sections 14.1 and 14.9 of the subordinated indenture.)

    "SENIOR DEBT," for purposes of this section, means:

    - any indebtedness of ours for borrowed or purchased money, whether or not evidenced by bonds, debentures, notes or other written instruments;

    - obligations of ours for reimbursement under letters of credit, banker's acceptances, security purchase facilities or similar facilities issued for our account;

    - any indebtedness or other obligations of ours with respect to commodity contracts, interest rate commodity and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements; and

    - any guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business) or other similar contingent obligations in respect of obligations of others of a type described above, whether or not such obligation is classified as a liability on a balance sheet prepared in accordance with generally accepted accounting principles;

in each case above whether outstanding on the date of execution of the subordinated indenture or thereafter incurred, other than obligations ranking on a parity with the subordinated debt securities or ranking junior to the subordinated debt securities. Senior Debt, for purposes of this section, does not include (a) obligations to trade creditors or (b) any indebtedness of ours to any of our subsidiaries.

    The subordinated indenture places no limitation on the amount of Senior Debt that we may incur. We expect to periodically incur additional indebtedness and other obligations constituting Senior Debt.

    Senior Debt will be entitled to the benefits of the subordination provisions in the subordinated indenture irrespective of the amendment, modification or waiver of any terms of the Senior Debt. We may not amend the subordinated indenture to change the subordination of any outstanding junior subordinated debt securities without the consent of each holder of Senior Debt that the amendment would adversely affect.

    The subordinated indenture provides that the foregoing subordination provisions may be changed before issuance with respect to the junior subordinated debt securities to be issued. Any such change would be described in the applicable prospectus supplement.

RIGHTS OF HOLDERS OF TRUST PREFERRED SECURITIES

    As a holder of the related trust preferred securities for a series of junior subordinated debt securities, you will have the rights, in connection with modifications to the subordinated indenture or when events of default under the subordinated indenture occur, as described under "--MODIFICATION OF SUBORDINATED INDENTURE," "--JUNIOR SUBORDINATED DEBT SECURITY EVENTS OF DEFAULT" and "--ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES," unless we indicate differently in the applicable prospectus supplement.

    We will covenant, as to each series of junior subordinated debt securities:

    - to maintain directly or indirectly 100% ownership of the trust common securities of the trust to which such junior subordinated debt securities have been issued, provided that certain successors which are permitted pursuant to the subordinated indenture may succeed to our ownership of the trust common securities,

    - not to voluntarily terminate, wind up or liquidate any trust, except
      (a) in connection with a prepayment in full or a distribution of junior subordinated debt securities to you as a holder of the trust preferred securities in exchange for such trust preferred securities on liquidation of such trust, or (b) in connection with certain mergers, consolidations or amalgamations permitted by the related trust agreement, and

    - to use our reasonable efforts, consistent with the terms and provisions of the related trust agreement, to cause such trust to remain classified as a grantor trust and not as an association taxable as a corporation for U.S. Federal income tax purposes. (See section 4.9 of the subordinated indenture.)

TRUST EXPENSES

    Pursuant to the subordinated indenture, we have agreed to pay all debts and other obligations (other than with respect to the trust preferred securities) and all costs and expenses of each trust (including costs and expenses relating to the organization of each trust, the fees and expenses of the trustees of each such trust and the costs and expenses relating to the operation of each trust) and the offering of the trust preferred securities and to pay any and all taxes and all related costs and expenses (other than U.S. Federal withholding taxes) to which each trust might become subject.

CONCERNING THE SUBORDINATED INDENTURE TRUSTEE

    The subordinated indenture trustee will have all the duties and responsibilities specified with respect to a subordinated indenture trustee under the Trust Indenture Act. Subject to the provisions of the Trust Indenture Act, the subordinated indenture trustee is not under any obligation to exercise any of the powers vested in it by the subordinated indenture at the request of any holder of junior subordinated debt securities, unless it is offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred. The subordinated indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the subordinated indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

    The Chase Manhattan Bank is the trustee under the senior indenture and the subordinated indenture. The Chase Manhattan Bank also serves as the trustee under the first mortgage bond indenture with respect to the first mortgage bonds issued by our subsidiary, NYSEG. We maintain other banking relationships in the ordinary course of business with the subordinated indenture trustee and its affiliates.

GOVERNING LAW

    The subordinated indenture is, and the junior subordinated debt securities will be, governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF TRUST PREFERRED SECURITIES

    The following is a summary of the principal terms of the trust preferred securities. The form of amended trust agreement for each trust is filed as an exhibit to the registration statement, of which this prospectus forms a part, and is incorporated by reference. The terms of the trust preferred securities will include those stated in the amended trust agreement relating to a particular trust and those made part of such amended trust agreement by the Trust Indenture Act and the Delaware Business Trust Act.

GENERAL

    Each trust may issue only one series of trust preferred securities and will exist until terminated as provided in its amended trust agreement. Except under certain circumstances, we will be entitled to appoint, remove, or replace the trustees for the trusts, who will conduct the respective business and affairs of each trust. The trustees of each trust will consist of:

    - two of our employees, officers or affiliates acting as administrative trustees;

    - The Chase Manhattan Bank will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act, under the terms set forth in the applicable prospectus supplement; and

    - one trustee with its principal place of business or who resides in the State of Delaware and who will act under the terms set forth in the applicable prospectus supplement.

    Each amended trust agreement will authorize its administrative trustees to issue, on its behalf, two classes of trust securities--preferred securities and common securities--each of which will have the terms described in this prospectus and in the applicable prospectus supplement. We will own all of the trust common securities. The trust common securities will rank equally in right of payment, and payments will be made on trust common securities proportionately, with the related trust preferred securities of each respective trust. However, if an event of default occurs and is continuing under a particular trust's amended trust agreement, the rights of the holders of such trust's common securities to payment for distributions and payments upon liquidation, redemption and otherwise, will be subordinated to the rights of the holders of such trust's preferred securities. We will acquire, directly or indirectly, trust common securities in a total liquidation amount of approximately 3% of the total capital of each trust.

    The proceeds from the sale of each trust's securities will be used by each respective trust to purchase our junior subordinated debt securities. These junior subordinated debt securities will be held in trust by the property trustees, for the benefit of the trust and the holders of the respective trust's securities. We will guarantee on a subordinated basis the payments of distributions and payments on redemption or liquidation with respect to the trust preferred securities, but only to the extent the applicable trust has funds available to make those payments and has not made the payments. (See "DESCRIPTION OF THE GUARANTEES.")

    The assets available for distribution to the holders of each respective trust's preferred securities will be limited to payments from us under the related junior subordinated debt securities held by such trust. If we fail to make a payment on the junior subordinated debt securities held by a particular trust, such trust will not have sufficient funds to make related payments, including distributions, on its trust preferred securities. The guarantee, when taken together with our obligations under the junior subordinated debt securities held by a particular trust, the subordinated indenture and the amended trust agreement relating to such trust, will provide a full and unconditional guarantee of amounts due on the trust preferred securities issued by such trust. (See "RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE GUARANTEES AND THE JUNIOR SUBORDINATED DEBT SECURITIES HELD BY THE TRUSTS.")

    The trust preferred securities of a particular trust will have the terms, including distributions, redemption, voting, liquidation rights and other preferred, deferred or other special rights or restrictions that will be described in the amended trust agreement relating to such trust or made part of such amended trust agreement by the Trust Indenture Act or the Delaware Business Trust Act. The terms of a particular trust's preferred securities will mirror the terms of the related junior subordinated debt securities held by such trust. In other words, the distribution rate and the distribution payment dates and other payment dates for the trust preferred securities of each trust will correspond to the interest rate and interest payment dates and other payment dates for the junior subordinated debt securities held by that trust. Holders of trust preferred securities have no preemptive or similar rights.

PROVISIONS OF A PARTICULAR SERIES

    Each trust may issue only one series of trust preferred securities. The applicable prospectus supplement will set forth the principal terms of the trust preferred securities that will be offered, including:

    - the name of the trust preferred securities;

    - the liquidation amount and number of trust preferred securities issued;

    - the annual distribution rate(s) or method of determining such rate(s), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

    - the date or dates from which distributions will be cumulative or the method of determining such date or dates;

    - the optional redemption provisions, if any, including the prices, time periods and other terms and conditions on which the trust preferred securities will be purchased or redeemed, in whole or in part;

    - the terms and conditions, if any, upon which the related junior subordinated debt securities and guarantee may be distributed to holders of trust preferred securities;

    - whether the trust preferred securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depositary for those global certificates and the specific terms of the depositary arrangements; and

    - any other relevant rights, preferences, privileges, limitations or restrictions of the trust preferred securities. (See article 7 of the amended trust agreement.)

    The interest rates and interest and other payment dates of the junior subordinated debt securities issued to the trusts will correspond to the respective rates at which distributions will be paid and the respective distribution and other payment dates of the trust preferred securities of each trust.

EXTENSIONS

    We have the right under the subordinated indenture to defer payments of interest on the junior subordinated debt securities by extending the interest payment period from time to time. The administrative trustees of a particular trust will give the holders of its trust preferred securities notice of any extension period upon their receipt of notice from us. If distributions are deferred, the deferred distributions and accrued interest will be paid to holders of record of such trust preferred securities as they appear on the books and records of such trust on the record date next following the termination of such deferral period. (See "DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES--OPTION TO DEFER INTEREST PAYMENTS.")

DISTRIBUTIONS

    Distributions on a particular trust's preferred securities will be made on the dates payable to the extent that such trust has funds available for the payment of distributions in the property account held by its property trustee. Such trust's funds available for distribution to the holders of its trust securities will be limited to payments received from us on the corresponding junior subordinated debt securities.

We have guaranteed the payment of distributions out of monies held by the trusts to the extent set forth under "DESCRIPTION OF THE GUARANTEES."

    Distributions on a particular trust's preferred securities will be payable to the holders named on its securities register at the close of business on the relevant record dates, which, as long as those trust preferred securities remain in global form, will be one business day prior to the relevant payment dates. Such distributions will be paid through the property trustee for such trust, who will hold amounts received in respect of the corresponding junior subordinated debt securities in the property account for the benefit of the holders of its trust securities. In the event that trust preferred securities do not continue to remain in global form, the relevant record dates will conform to the rules of any securities exchange on which those trust preferred securities are listed and, if none, the administrative trustees will have the right to select relevant record dates, which will be more than 14 days but less than 60 days prior to the relevant payment dates. In the event that any date on which distributions are to be made on trust preferred securities is not a business day, then payment of the distributions payable on that date will be made on the next succeeding day which is a business day and without any interest or other payment in respect of that delay, except that, if that business day is in the next succeeding calendar year, the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on such payment date. (See section 7.2 of the amended trust agreement.)

MANDATORY REDEMPTION OF TRUST PREFERRED SECURITIES

    The trust preferred securities of a particular trust will have no stated maturity date, but will be redeemed upon the maturity of the related junior subordinated debt securities held by such trust or to the extent such junior subordinated debt securities are redeemed prior to maturity. The junior subordinated debt securities will mature on the date specified in the applicable prospectus supplement and may be redeemed at any time, in whole but not in part, in certain circumstances upon the occurrence of a Tax Event or an Investment Company Event as described below under "--SPECIAL EVENT REDEMPTION."

    Upon the repayment or redemption of the junior subordinated debt securities held by a particular trust, the proceeds of their repayment or redemption will simultaneously be applied to redeem all the outstanding trust securities of such trust at the redemption price. Upon the redemption of the junior subordinated debt securities held by a particular trust, either at our option or as a result of a Tax Event or an Investment Company Event, the proceeds from the redemption will simultaneously be applied to redeem the trust securities of such trust having a total liquidation amount equal to the total principal amount of such junior subordinated debt securities so redeemed at the redemption price; provided, that holders of such trust securities will be given not less than 20 nor more than 60 days' notice of the redemption. In the event that fewer than all of the outstanding trust securities are to be redeemed, such trust securities will be redeemed proportionately. (See sections 7.3 and 7.4 of the amended trust agreement.)

SPECIAL EVENT REDEMPTION

    Both a Tax Event and an Investment Company Act Event constitute Special Events for purposes of the redemption provisions described in the preceding paragraph.

    A Tax Event means that the administrative trustees of a particular trust have received an opinion of independent tax counsel experienced in those matters to the effect that, as a result of any amendment to, change or announced proposed change in:

    - the laws or regulations of the United States or any of its political subdivisions or taxing authorities, or

    - any official administrative pronouncement, action or judicial decision interpreting or applying those laws or regulations,

which amendment or change becomes effective or proposed change, pronouncement, action or decision is announced on or after the date the trust preferred securities of such trust are issued and sold, there is more than an insubstantial risk that:

    - such trust is, or within 90 days would be, subject to U.S. Federal income tax with respect to income accrued or received on the junior subordinated debt securities held by such trust,

    - interest payable to such trust on such junior subordinated debt securities is not or within 90 days would not be, deductible, in whole or in part, by us for U.S. Federal income tax purposes, or

    - such trust is, or within 90 days would be, subject to a material amount of other taxes, duties or other governmental charges.

    An Investment Company Event means that the administrative trustees of a particular trust have received an opinion of a nationally recognized independent counsel to the effect that, as a result of an amendment to or change in the Investment Company Act of 1940 or regulations thereunder on or after the date the trust preferred securities of such trust are issued and sold, there is more than an insubstantial risk that such trust is, or will be considered to be, an investment company and be required to be registered under the Investment Company Act.

REDEMPTION PROCEDURES

    Neither trust may redeem fewer than all of its outstanding trust securities unless all accrued and unpaid distributions have been paid on all of its trust securities for all distribution periods terminating on or before the date of redemption. In the event that fewer than all of its outstanding trust securities are to be redeemed, such trust securities will be redeemed proportionately.

    If either trust gives a notice of redemption in respect of its trust preferred securities represented in global form (which notice will be irrevocable), then, by 2:00 p.m., New York City time, on the redemption date, and so long as we have paid to the applicable property trustee a sufficient amount of cash in connection with the related redemption or maturity of the junior subordinated debt securities held by such trust, the applicable property trustee will irrevocably deposit with the depositary or its nominee funds sufficient to pay the applicable redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of such trust's preferred securities. If either trust gives a notice of redemption in respect of its trust securities not represented in global form, and so long as we have paid to the applicable property trustee a sufficient amount of cash in connection with the related redemption or maturity of the junior subordinated debt securities held by such trust, the paying agent will pay the applicable redemption price to the holders of such trust's preferred securities by check. If notice of redemption has been given and funds deposited as required, then, immediately prior to the close of business on the date of the deposit or payment, distributions will cease to accrue and all rights of holders of trust preferred securities called for redemption will cease, except the right of the holders of the trust preferred securities to receive the redemption price but without interest on the redemption price. In the event that any date fixed for redemption of trust preferred securities is not a business day, then payment of the redemption price payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any such delay, except that, if that business day falls in the next calendar year, payment will be made on the immediately preceding business day. In the event that payment of the redemption price in respect of trust preferred securities is improperly withheld or refused and not paid either by the applicable trust or by us under the guarantee, distributions on the trust preferred securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price. Subject to the foregoing and applicable law, including, without limitation, U.S. Federal securities laws, we or our subsidiaries may at any time, and from time to time, purchase outstanding trust preferred securities by tender, in the open market or by private agreement. (See section 7.4 of the amended trust agreement.)

DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

    We will have the right at any time to dissolve either trust and, after satisfaction of the liabilities of creditors of that trust to be dissolved as provided by applicable law, to cause the junior subordinated debt securities held by such trust to be distributed to the holders of the trust preferred securities of such trust in a total stated principal amount equal to the total stated liquidation amount of such trust preferred securities then outstanding plus accumulated and unpaid distributions. Prior to any such dissolution, we will obtain any required regulatory approvals. The right to dissolve the trusts and distribute the junior subordinated debt securities held by such trusts will be conditioned on our receipt of an opinion rendered by an independent tax counsel that such distribution would not result in the recognition of gain or loss for Federal income tax purposes by the applicable holders. (See sections
8.1 and 8.2 of the amended trust agreement.)

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    The amended trust agreement for a particular trust will state that such trust will be dissolved:

    - upon our bankruptcy;

    - upon the filing of a certificate of dissolution or its equivalent with respect to us;

    - after obtaining the consent of at least a majority entitled to receive the liquidation amount of such trust's preferred securities, voting together as a single class;

    - 90 days after the revocation of our charter, but only if the charter is not reinstated during that 90-day period;

    - upon the distribution of the junior subordinated debt securities held by such trust directly to the holders of its trust securities;

    - upon the redemption of all of the trust securities of such trust; or

    - upon entry of a court order for the dissolution of us or such trust. (See section 8.1 of the amended trust agreement.)

    In the event of a dissolution, after such trust pays all amounts owed to its creditors, the holders of its trust preferred securities will be entitled to receive:

    - cash equal to the total liquidation amount of each such related trust preferred security specified in an accompanying prospectus supplement, plus accumulated and unpaid distributions to the date of payment, or

    - junior subordinated debt securities in a total principal amount equal to the total liquidation amount of such trust preferred securities.

    If such trust cannot pay the full amount due on its trust securities because insufficient assets are available for payment, then the amounts payable by such trust on its trust securities will be paid proportionately. However, if an event of default under the amended trust agreement relating to such trust occurs, the total amounts due on such trust's preferred securities will be paid before any distribution on such trust's common securities. Under certain circumstances involving the dissolution of such trust, subject to obtaining any required regulatory approval, junior subordinated debt securities will be distributed to the holders of the trust securities in liquidation of such trust. (See section 8.2 of the amended trust agreement.)

TRUST ENFORCEMENT EVENTS

    An event of default under the subordinated indenture relating to the junior subordinated debt securities held by a particular trust will be an event of default under the amended trust agreement for such trust (a Trust Enforcement Event). (See "DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES--JUNIOR SUBORDINATED DEBT SECURITY EVENTS OF DEFAULT.")

    In addition, the voluntary or involuntary dissolution, winding up or termination of a particular trust is also a Trust Enforcement Event, except in connection with:

    - the distribution of the junior subordinated debt securities to holders of the trust securities of such trust,

    - the redemption of all of the trust securities of such trust, and

    - mergers, consolidations or amalgamations permitted by the amended trust agreement relating to such trust.

    Under the amended trust agreement relating to a particular trust, the holder of such trust's common securities will be deemed to have waived any Trust Enforcement Event with respect to such trust's common securities until all Trust Enforcement Events with respect to such trust's preferred securities have been cured, waived or otherwise eliminated. Until all Trust Enforcement Events with respect to such trust's preferred securities have been so cured, waived, or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of such trust's preferred securities and only those holders will have the right to direct such property trustee with respect to certain matters under the applicable amended trust agreement and the subordinated indenture. In the event that any Trust Enforcement Event with respect to such trust's preferred securities is waived by the holders of such preferred securities as provided in the applicable amended trust agreement, under that amended trust agreement the holders of such trust's common securities have agreed that the waiver also constitutes a waiver of the Trust Enforcement Event with respect to such trust common securities for all purposes under the amended trust agreement without any further act, vote or consent of the holders of trust common securities of such trust. (See section 2.6 of the amended trust agreement.)

    We and the administrative trustees must file annually with the applicable property trustee a certificate evidencing compliance with all the applicable conditions and covenants under the applicable amended trust agreement.

    Upon the occurrence of a Trust Enforcement Event the property trustee of a particular trust, as the sole holder of the junior subordinated debt securities, will have the right under the subordinated indenture to declare the principal of, interest and premium, if any, on the junior subordinated debt securities held by such trust to be immediately due and payable.

    If the property trustee of a particular trust fails to enforce its rights under the applicable amended trust agreement or the subordinated indenture to the fullest extent permitted by law and subject to the terms of the applicable amended trust agreement and the subordinated indenture, any holder of trust preferred securities of such trust may sue us, or seek other remedies, to enforce such property trustee's rights under the applicable amended trust agreement or the subordinated indenture without first instituting a legal proceeding against such property trustee or any other person. If a Trust Enforcement Event occurs and is continuing as a result of our failure to pay, when applicable, principal of or interest or premium, if any, on the junior subordinated debt securities held by a particular trust, then a holder of such trust's preferred securities may directly sue us or seek other remedies, to collect its proportionate share of payments owed. (See "RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE GUARANTEES AND THE JUNIOR SUBORDINATED DEBT SECURITIES HELD BY THE TRUSTS.")

REMOVAL AND REPLACEMENT OF TRUSTEES

    Generally, the holders of trust common securities of a particular trust have the right to remove or replace the trustees of such trust, except that while an event of default in respect of the junior subordinated debt securities held by such trust has occurred and is continuing, the holders of a majority of the liquidation amount of all outstanding trust preferred securities of such trust will have this right. However, in the case of administrative trustees, the holders of a majority of the liquidation amount of trust common securities may still appoint or remove these trustees at a meeting or by written consent. The resignation or removal of the property trustee or the Delaware trustee and the appointment of a successor trustee will be effective only on the acceptance of appointment by such successor trustee in accordance with the provisions of the applicable amended trust agreement. (See section 6.6 of the amended trust agreement.)

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS OF THE TRUST

    Neither trust may consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other corporation or other body (each, a "MERGER EVENT"), except as described below. A particular trust may, with the consent of a majority of its administrative trustees and without the consent of the holders of its trust securities, consolidate, amalgamate, merge with or into, or be replaced by another trust, provided that:

    - the successor entity either:

       - assumes all of the obligations of such trust relating to its trust securities, or

       - substitutes other securities for the trust securities that are substantially similar to the trust securities, so long as the successor securities rank the same as the trust securities for distributions and payments upon liquidation, redemption and otherwise;

    - we acknowledge a trustee of the successor entity who has the same powers and duties as the property trustee of such trust, as the holder of the junior subordinated debt securities;

    - the trust preferred securities of such trust are listed, or any successor securities will be listed, upon notice of issuance, on any national securities exchange or the same securities exchange or other organization that such trust's preferred securities are then listed;

    - the Merger Event does not cause the trust preferred securities or successor securities of such trust to be downgraded by any nationally recognized rating agency;

    - the Merger Event does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities or successor securities of such trust in any material respect;

    - the successor entity has a purpose identical to that of such trust;

    - prior to the Merger Event, we have received an opinion of counsel stating that:

       - the Merger Event does not adversely affect the rights of the holders of the trust preferred securities or any successor securities of such trust in any material respect, and

       - following the Merger Event, neither such trust nor the successor entity will be required to register as an investment company under the Investment Company Act;

    - we own all of the trust common securities and guarantee the obligations of the successor entity under the successor securities at least to the same extent provided by the guarantee; and

    - the successor entity expressly assumes all of the obligations of such trust owed to the trustee of such trust.

    In addition, unless all of the holders of the trust preferred securities and trust common securities of a particular trust approve otherwise, such trust will not consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if, in the opinion of a nationally recognized tax counsel experienced in such matters, the transaction would cause such trust or the successor entity to be classified other than as a grantor trust for U.S. Federal income tax purposes. (See section 3.15 of the amended trust agreement.)

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

    The holders of trust preferred securities have no voting rights except as discussed under "--MERGERS, CONSOLIDATIONS OR AMALGAMATIONS OF THE TRUST" and "DESCRIPTION OF THE GUARANTEES--AMENDMENTS," and as otherwise required by law and the applicable amended trust agreement.

    The amended trust agreement relating to a particular trust may be amended if approved by us and a majority of the administrative trustees and the property trustee of such trust. However, if any proposed amendment provides for, or the administrative trustees otherwise propose to effect,

    - any action that would adversely affect the powers, preferences or special rights of the trust securities of such trust, whether by way of amendment to the applicable amended trust agreement or otherwise, or

    - the dissolution, winding-up or termination of such trust other than under the terms of its amended trust agreement,

then the holders of the corresponding trust preferred securities as a single class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will only be effective if approved by at least a majority in liquidation amount of the trust preferred securities affected by the amendment or proposal.

    No amendment may be made to an amended trust agreement if that amendment would:

    - cause the related trust to be characterized as other than a grantor trust for U.S. Federal income tax purposes;

    - reduce or otherwise adversely affect the powers of the applicable property trustee; or

    - cause the related trust to be deemed to be an investment company which is required to be registered under the Investment Company Act. (See section 11.1 of the amended trust agreement.)

    The holders of a majority of the total liquidation amount of the trust preferred securities of a particular trust have the right to:

    - direct the time, method and place of conducting any proceeding for any remedy available to the property trustee for such trust; or

    - direct the exercise of any power conferred upon such property trustee under the applicable amended trust agreement, including the right to direct such property trustee, as the holder of the junior subordinated debt securities, to:

       - exercise the remedies available under the subordinated indenture with respect to the junior subordinated debt securities held by such trust;

       - consent to any amendment of the subordinated indenture with respect to the junior subordinated debt securities held by such trust or of such securities where consent is required;

       - waive any event of default under the subordinated indenture that is waivable; or

       - cancel an acceleration of the principal of the junior subordinated debt securities held by such trust.

    In addition, before taking any of the foregoing actions, such property trustee must obtain an opinion of counsel stating that, as a result of that action, such trust will continue to be classified as a grantor trust for U.S. Federal income tax purposes. (See section 7.5 of the amended trust agreement.)

    If a vote by the holders of trust preferred securities of such trust is taken or a consent is obtained, any trust preferred securities of such trust owned by us or any of our affiliates will, for purposes of the vote or consent, be treated as if they were not outstanding, which will have the following consequences:

    - we and any of our affiliates will not be able to vote on or consent to matters requiring the vote or consent of holders of trust preferred securities of such trust; and

    - any trust preferred securities of such trust owned by us or any of our affiliates will not be counted in determining whether the required percentage of votes or consents has been obtained. (See section 7.5 of the amended trust agreement.)

CONCERNING THE PROPERTY TRUSTEE

    The Chase Manhattan Bank is the property trustee and the guarantee trustee. The Chase Manhattan Bank is also the trustee under the senior indenture and the subordinated indenture. The Chase Manhattan Bank also serves as the trustee under the first mortgage bond indenture with respect to the first mortgage bonds issued by our subsidiary, NYSEG. We maintain other banking relationships in the ordinary course of business with the property trustee and its affiliates.

    For matters relating to compliance with the Trust Indenture Act, the property trustee will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. The property trustee, other than during the occurrence and continuance of a Trust Enforcement Event, undertakes to perform only the duties that are specifically described in the applicable amended trust agreement and, upon a Trust Enforcement Event, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers given it by the applicable amended trust agreement at the request of any holder of trust preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. However, the holders of the trust preferred securities of a trust will not be required to offer such an indemnity where such holders, by exercising their voting rights, direct the property trustee to take any action following a Trust Enforcement Event. (See sections 3.9 and 3.10 of the amended trust agreement.)

CONCERNING THE DELAWARE TRUSTEE

    Chase Manhattan Bank USA, National Association, will serve as trustee of each trust in the State of Delaware for the purpose of complying with the provisions of the Delaware Business Trust Act. It is an affiliate of The Chase Manhattan Bank which serves as property trustee and in the other capacities described above under "--CONCERNING THE PROPERTY TRUSTEE."

CONCERNING THE ADMINISTRATIVE TRUSTEES

    The administrative trustees are authorized and directed to conduct the affairs of and to operate each of the trusts in a way that:

    - will not cause the trusts to be deemed to be an investment company required to be registered under the Investment Company Act;

    - will cause the trusts to be classified as grantor trusts for U.S. Federal income tax purposes; and

    - will cause the junior subordinated debt securities that each trust holds to be treated as our indebtedness for U.S. Federal income tax purposes.

    We and the administrative trustees are authorized to take any action, so long as it is consistent with applicable law or the applicable certificate of trust or amended trust agreement, that we and the administrative trustees determine to be necessary or desirable for those purposes. (See section 3.6 of the amended trust agreement.)

DESCRIPTION OF THE GUARANTEES

    We will execute the guarantees from time to time for the benefit of the holders of the trust preferred securities. The Chase Manhattan Bank will act as guarantee trustee under each guarantee. The guarantee trustee will hold each guarantee for the benefit of the holders of the trust preferred securities to which it relates. The following description of the guarantee is only a summary. The form of guarantees is filed as an exhibit to the registration statement, of which this prospectus forms a part, and is incorporated by reference.

GENERAL

    We will irrevocably and unconditionally agree under each guarantee to pay on a subordinated basis the guarantee payments that are defined below, to the extent specified in that guarantee, to the holders of the trust preferred securities to which the guarantee relates, to the extent that the guarantee payments are not paid by or on behalf of the related trust. We are required to pay the guarantee payments to the extent specified in the related guarantee regardless of any defense, right of set-off or counterclaim that we may have or may assert against any person.

    The following payments and distributions on the trust preferred securities of a particular trust are guarantee payments:

    - any accumulated and unpaid distributions required to be paid on the trust preferred securities, but only to the extent that the applicable trust has funds legally and immediately available for those distributions;

    - the redemption price for any trust preferred securities, including all accumulated and unpaid distributions to the redemption date, but only to the extent that the applicable trust has funds legally and immediately available for the payment; and

    - upon a dissolution, winding-up or termination of the applicable trust, other than in connection with the distribution of junior subordinated debt securities to the holders of trust securities of such trust or the redemption of all the trust preferred securities of such trust, the lesser of:

    - the sum of the liquidation amount and all accumulated and unpaid distributions on the trust preferred securities of such trust to the payment date, to the extent that such trust has funds legally and immediately available for the payment, and

    - the amount of assets of such trust remaining available for distribution to holders of the trust preferred securities of such trust in liquidation of such trust.

    We may satisfy our obligation to make a guarantee payment by making that payment directly to the holders of the related trust preferred securities or by causing the applicable trust to make the payment to those holders. (See section 5.1 of the guarantee.)

    Each guarantee will be a full and unconditional guarantee, subject to certain subordination provisions, of the guarantee payments with respect to the related trust preferred securities from the time of issuance of the trust preferred securities, except that the guarantee will only apply to the payment of distributions and other payments on the trust preferred securities when the applicable trust has sufficient funds legally and immediately available to make those distributions or other payments.

    If we do not make the required payments on the junior subordinated debt securities that the property trustee holds under the applicable trust, such trust will not make the related payments on its trust preferred securities.

SUBORDINATION

    Our obligations under the guarantees will be unsecured obligations. Those obligations will rank:

    - subordinate and junior in right of payment to all of our other liabilities, other than obligations or liabilities that rank equal in priority or subordinate by their terms;

    - equal in priority with the junior subordinated debt securities that we may issue and similar guarantees; and

    - senior to our common stock.

    We have common stock outstanding that will rank junior to the guarantees. We do not have junior subordinated debt securities outstanding.

    Each guarantee will be a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against us, as guarantor, to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity. (See sections 5.4 and 5.5 of the guarantee.)

    The terms of the trust preferred securities will provide that each holder of the trust preferred securities, by accepting those trust preferred securities, agrees to the subordination provisions and other terms of the related guarantee.

AMENDMENTS

    We may amend each guarantee without the consent of any holder of the trust preferred securities of the applicable trust to which the guarantee relates if the amendment does not materially and adversely affect the rights of those holders. We may otherwise amend the guarantee with the approval of the holders of at least 50% of the outstanding trust preferred securities to which that guarantee relates. (See section 9.2 of the guarantee.)

TERMINATION

    Each guarantee will terminate and be of no further effect when:

    - the redemption price of the trust preferred securities of the trust to which the guarantee relates is fully paid;

    - we distribute the related junior subordinated debt securities to the holders of those trust preferred securities; or

    - the amounts payable upon liquidation of the related trust are fully paid. (See section 7.1 of the guarantee.)

    Each guarantee will remain in effect or will be reinstated if at any time any holder of the related trust preferred securities must restore payment of any sums paid to that holder with respect to those trust preferred securities or under that guarantee.

MATERIAL COVENANTS

    We will covenant that, so long as any trust preferred securities remain outstanding, if there is an event of default under any guarantee or, the subordinated indenture, or if we give notice of our election to extend the interest payment period on the junior subordinated debt securities:

    - we will not make distributions related to our debt securities that rank equally with or junior to the junior subordinated debt securities, including any payment of interest, principal or premium, or repayments, repurchases or redemptions; and

    - we will not make distributions related to our capital stock, including dividends, redemptions, repurchases, liquidation payments, or guarantee payments.

    We may, however, make the following types of distributions:

    - dividends paid in common stock;

    - dividends in connection with the implementation of a shareholders' rights plan;

    - payments to a trust holding securities of the same series under a guarantee; and

    - purchases of our common stock in connection with the issuance of our common stock or rights under any benefit plan or other similar arrangement with or for the benefit of employees, officers or directors or our dividend reinvestment plan. (See section 6.1 of the guarantee.)

    Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the guarantee is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Each trust, as a holder of a guarantee and the junior subordinated debt securities, will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and any guarantee holders.

EVENTS OF DEFAULT

    An event of default will occur under a guarantee if we fail to perform any of our payment obligations under such guarantee. The holders of a majority in liquidation amount of the trust preferred securities of any series may waive any such event of default and its consequences on behalf of all of the holders of those trust preferred securities of that series. The guarantee trustee is entitled to enforce the guarantee for the benefit of the holders of the applicable trust preferred securities of a series if an event of default occurs under the related guarantee. (See sections 2.6 and 3.1 of the guarantee.)

    The holders of a majority of the trust preferred securities to which a guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee with respect to that guarantee or to direct the exercise of any trust or power that the guarantee trustee holds under that guarantee. If the guarantee trustee fails to enforce the guarantee, any holder of the related trust preferred securities may institute a legal proceeding directly against us to enforce the guarantee trustee's rights under the guarantee without first instituting a legal proceeding against the applicable trust, guarantee trustee or any other person or entity. (See section 5.4 of the guarantee.)

CONCERNING THE GUARANTEE TRUSTEE

    The Chase Manhattan Bank is the guarantee trustee. It is also the property trustee, the subordinated indenture trustee and the senior indenture trustee. The Chase Manhattan Bank also serves as the trustee under the first mortgage bond indenture with respect to the first mortgage bonds issued by our subsidiary, NYSEG. We maintain other banking relationships in the ordinary course of business with the guarantee trustee and its affiliates.

    The guarantee trustee will perform only those duties that are specifically set forth in each guarantee unless an event of default under the guarantee occurs and is continuing. In case an event of default occurs and is continuing, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of its powers under any guarantee at the request of any holder of the related trust preferred securities unless that holder offers reasonable indemnity to the guarantee trustee against the costs, expenses and liabilities which it might incur as a result. (See sections 3.1 and 3.2 of the guarantee.)

GOVERNING LAW

    Each guarantee will be governed by and construed in accordance with the laws of the State of New York.

AGREEMENT AS TO EXPENSES AND LIABILITIES

    We will enter into an agreement as to expenses and liabilities as required under the applicable amended trust agreement. Each agreement as to expenses and liabilities will provide that we will, with certain exceptions, irrevocably and unconditionally guarantee the full payment of any indebtedness, expenses or liabilities of the trusts to each person or entity to whom the trusts become indebted or liable. The exceptions are the obligations of the trusts to pay to the holders of the related trust securities or other similar interests in that trust the amounts due to the holders under the terms of those trust securities or those similar interests.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE GUARANTEES AND THE JUNIOR
  SUBORDINATED DEBT SECURITIES HELD BY THE TRUSTS

    We will guarantee payments of distributions and redemption and liquidation payments due on the trust preferred securities of a trust, to the extent that trust has funds available for the payments, to the extent described under "DESCRIPTION OF THE GUARANTEES." No single document executed by us in connection with the issuance of those trust preferred securities will provide for our full, irrevocable and unconditional guarantee of those trust preferred securities. It is only the combined operation of our obligations under the applicable guarantee, the applicable amended trust agreement and the subordinated indenture that has the effect of providing a full, irrevocable and unconditional guarantee of that trust's obligations under those trust preferred securities.

    As long as we make payments of interest and other payments when due on the junior subordinated debt securities held by a trust, those payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the trust preferred securities issued by that trust, primarily because:

    - the total principal amount of the junior subordinated debt securities will be equal to the sum of the total liquidation amount of those trust preferred securities;

    - the interest rate and interest and other payment dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for those trust preferred securities;

    - we will pay for any and all costs, expenses and liabilities of a trust except its obligations under its trust securities; and

    - the applicable amended trust agreement will provide that that trust will not engage in any activity that is not consistent with the limited purposes of that trust.

    If and to the extent that we do not make payments on the junior subordinated debt securities held by a trust, that trust will not have funds available to make payments of distributions or other amounts due on its trust preferred securities. In those circumstances, you will not be able to rely upon the guarantee for payment of these amounts. Instead, you may directly sue us or seek other remedies to collect your proportionate share of payments owed. If you sue us to collect payment, then we will assume your rights as a holder of those trust preferred securities under the applicable amended trust agreement to the extent we make a payment to you in any such legal action.

ACCOUNTING TREATMENT

    Each trust will be treated as a subsidiary of ours for financial reporting purposes. Accordingly, our consolidated financial statements will include the accounts of each trust. The trust preferred securities for each trust, along with other trust preferred securities that we guarantee on an equivalent basis, will be presented as a separate line item in our consolidated balance sheets, and appropriate disclosures about the trust preferred securities, the applicable guarantee and the junior subordinated debt securities will be included in the notes to the consolidated financial statements. We will record distributions that each trust pays on its trust preferred securities as an expense in our consolidated statement of income.

                              PLAN OF DISTRIBUTION

    We and the trusts may use the following methods to sell the securities:

    - through negotiation with one or more underwriters;

    - through one or more agents or dealers designated from time to time;

    - directly to purchasers; or

    - through any combination of the above.

    The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. A prospectus supplement or a supplement thereto will describe the method of distribution of any series of securities.

    If we, and the trusts, if applicable, use any underwriters in the sale of securities, we and the trusts, if applicable, will enter into an underwriting agreement, distribution agreement or similar agreement with such underwriters prior to the time of sale, and the names of the underwriters used in the transaction will be set forth in a prospectus supplement or a supplement thereto relating to such sale. If an underwriting agreement is executed, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless we otherwise indicate in the prospectus supplement, the underwriting or purchase agreement will provide that the underwriter or underwriters are obligated to purchase all of the securities offered in the prospectus supplement if any are purchased.

    If any securities are sold through agents designated by us from time to time, the prospectus supplement or a supplement thereto will name any such agent, set forth any commissions payable by us to any such agent and the obligations of such agent with respect to the securities. Unless otherwise indicated in the prospectus supplement or a supplement thereto, any such agent will be acting on a best efforts basis for the period of its appointment.

    Certain persons participating in an offering of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may overallot in connection with the offering, and may bid for, and purchase, the securities in the open market.

    No series of securities, when first issued, will have an established trading market. Any underwriters or agents to or through whom securities are sold by us for public offering and sale may make a market in such securities, but underwriters and agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any securities.

    In connection with the sale of the securities, any purchasers, underwriters or agents may receive compensation from us or from purchasers in the form of concessions or commissions. The underwriters will be, and any agents and any dealers participating in the distribution of the securities may be, deemed to be underwriters within the meaning of the Securities Act of 1933. The agreement between us, and the trusts, if applicable, and any purchasers, underwriters or agents will contain reciprocal covenants of indemnity, and will provide for contribution by us in respect of our indemnity obligations, between us, and the trusts, if applicable, and the purchasers, underwriters, or agents against certain liabilities, including liabilities under the Securities Act of 1933.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

                                    EXPERTS

    The consolidated financial statements of Energy East incorporated in this prospectus by reference to Energy East's Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of that firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    The validity of the debt securities and certain other matters will be passed upon for us by Huber Lawrence & Abell, New York, New York, and for any underwriters, dealers or agents by Shearman & Sterling, New York, New York. Certain matters relating to the formation of the trusts and issuance of the trust preferred securities under Delaware law and the amended trust agreement will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to the trusts and us. As of May 25, 2001, members of Huber Lawrence & Abell owned 4,870 Energy East shares.

                         12,000,000 CAPITAL SECURITIES

                          ENERGY EAST CAPITAL TRUST I
                           8 1/4% CAPITAL SECURITIES
                 (Liquidation Amount $25 Per Capital Security)
         Fully and Unconditionally Guaranteed, as described herein, by
                            ENERGY EAST CORPORATION

                                 -------------

                             PROSPECTUS SUPPLEMENT
                                 JULY 17, 2001

                                 -------------

                          JOINT BOOK-RUNNING MANAGERS

MORGAN STANLEY                                                       UBS WARBURG

                                 --------------

A.G. EDWARDS & SONS, INC.
                           MERRILL LYNCH & CO.
                                                SALOMON SMITH BARNEY